As filed with the Securities and Exchange Commission on March 27, 2003.
                          Registration No. 333-102889


==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   ---------
                                AMENDMENT NO. 1
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                                   ---------

                           MAGNA ENTERTAINMENT CORP.
            (Exact name of registrant as specified in its charter)

           Delaware                                    7948                          98-0208374
(State or other jurisdiction of           (Primary Standard Industrial              (IRS Employer
incorporation or organization)             Classification Code Number)           Identification No.)

                                337 Magna Drive
                            Aurora, Ontario L4G 7K1
                                    Canada
                                (905) 726-2462
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ---------

                                 Gary M. Cohn
                Vice-President, Special Projects and Secretary
                           Magna Entertainment Corp.
                                337 Magna Drive
                            Aurora, Ontario L4G 7K1
                                    Canada
                                (905) 726-2462
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ---------
                                  Copies to:

                               Scott M. Freeman
                        Sidley Austin Brown & Wood LLP
                              787 Seventh Avenue
                           New York, New York 10019
                                (212) 839-5300

                                   ---------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
                                                       -

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a Post-Effective Amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   ---------

                        CALCULATION OF REGISTRATION FEE



================================================================================================================================
                                                              Proposed Maximum        Proposed Maximum

    Title of Each Class of              Amount to be         Offering Price per      Aggregate Offering          Amount of

  Securities to be Registered            Registered                 Note                   Price              Registration Fee
--------------------------------------------------------------------------------------------------------------------------------
7 1/4% Convertible Subordinated        $75,000,000 (1)             100% (2)            $75,000,000 (2)            $6,900(5)

Note due December 15, 2009
--------------------------------------------------------------------------------------------------------------------------------
Class A Subordinate Voting              8,823,529 (3)                 --                      --                     (4)

Stock, par value $0.01 per

share
================================================================================================================================



(1) Represents the aggregate principal amount at maturity of the notes that were originally issued by the Registrant in December 2002.

(2) This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of determining the registration fee.

(3) Represents the number of shares of Class A Subordinate Voting Stock that are currently issuable upon conversion of the notes registered hereby at the initial conversion rate of 117.647 shares for each $1,000 principal amount of notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminate number of shares of Class A Subordinate Voting Stock issuable upon the conversion of the notes, as this amount may be adjusted as a result of stock splits, stock dividends and anti-dilution provisions.

(4) No separate consideration will be received for the shares of Class A Subordinate Voting Stock issuable upon conversion of the notes and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.


(5) Previously paid by the registrant.


         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

==============================================================================

The information in this prospectus is incomplete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                 Subject to completion, dated March 27, 2003.


                                  PROSPECTUS

                           MAGNA ENTERTAINMENT CORP.

                                  $75,000,000
        7 1/4% Convertible Subordinated Notes due December 15, 2009 and
                  Shares of Class A Subordinate Voting Stock
                   Issuable upon the Conversion of the Notes


                                   ---------

     This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus of up to $75,000,000 aggregate principal amount of our 7 1/4% Convertible Subordinated Notes due December 15, 2009 and the shares of our Class A Subordinate Voting Stock issuable upon the conversion of the notes. Interest on the notes is payable on June 15 and December 15 of each year, beginning June 15, 2003.

     The prices at which the selling securityholders may sell the notes and the shares of Class A Subordinate Voting Stock will be determined through privately-negotiated transactions or by the prevailing market prices. We will not receive any proceeds from the sale of any of the notes or the shares of Class A Subordinate Voting Stock. We have agreed to bear the expenses of registering the notes and the shares of Class A Subordinate Voting Stock covered by this prospectus under federal and state securities laws.

     The notes and the shares of Class A Subordinate Voting Stock are being registered to permit the selling securityholders to sell the notes and the shares of Class A Subordinate Voting Stock from time to time in the public market. The selling securityholders may sell the shares of Class A Subordinate Voting Stock through ordinary brokerage transactions on the Nasdaq National Market or the Toronto Stock Exchange or, in the case of either the notes or the shares of Class A Subordinate Voting Stock, through any other means described in the section titled "Plan of Distribution". We do not know when the selling securityholders may offer the notes or the shares of Class A Subordinate Voting Stock for sale. The selling securityholders may sell any, all or none of the notes and shares of Class A Subordinate Voting Stock offered by this prospectus.

     The notes are redeemable on and after December 21, 2005, at any time in whole or in part, at our option on not less than 20 and not more than 60 days' prior notice at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes -- Optional Redemption".

     The notes are convertible at the option of the holder, unless previously redeemed, at any time prior to the business day preceding the date of maturity, initially into approximately 117.647 shares of our Class A Subordinate Voting Stock for each $1,000 principal amount of notes, which is equivalent to an initial conversion price of $8.50 per share of our Class A Subordinate Voting Stock.

     The notes are unsecured obligations of Magna Entertainment Corp. and are subordinated in right of payment to all existing and future senior indebtedness of Magna Entertainment Corp. and, in effect, to all existing and future obligations of Magna Entertainment Corp.'s subsidiaries.


     Our Class A Subordinate Voting Stock is traded on the Nasdaq National Market under the symbol "MECA" and on the Toronto Stock Exchange under the symbol "MEC.A". On March 26, 2003, the last sale price on Nasdaq for the Class A Subordinate Voting Stock was $4.52 per share and the last sale price on the Toronto Stock Exchange for the Class A Subordinate Voting Stock was $6.52 (in Canadian dollars) per share.


     INVESTING IN THE NOTES OR SHARES OF CLASS A SUBORDINATE VOTING STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, AND ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is ___________, 2003.

                                  OUR COMPANY


     We are North America's number one owner and operator of thoroughbred racetracks and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. We currently operate or manage eleven thoroughbred racetracks, one standardbred racetrack, one racetrack which runs both thoroughbred and standardbred meets and one greyhound racetrack, as well as the simulcast wagering venues at these tracks. In addition, we operate off-track betting ("OTB") facilities and a national account wagering business known as XpressBet(TM), which permits customers to place wagers by telephone and over the Internet on horse races at up to 70 racetracks in North America. We also own and operate HorseRacing TV(TM), a new television network focused exclusively on horse racing that we launched on the Racetrack Television Network ("RTN") in July 2002. HorseRacing TV(TM) is currently available to cable customers in the Western Pennsylvania and San Diego areas and we are pursuing broader cable and satellite distribution. RTN, in which we have a one-third ownership interest, telecasts races from our racetracks and other racetracks, via private direct-to-home satellite, to paying subscribers.


     All references to "we", "us", "our", "MEC" or "Magna Entertainment" in this prospectus are to Magna Entertainment Corp and its subsidiaries, unless the context requires otherwise. All references in this prospectus to dollar amounts are to U.S. dollars, unless otherwise stated.

                                 THE OFFERING

Issuer:                                         Magna Entertainment Corp.

Securities Offered:                             $75,000,000  in  principal  amount  of 7 1/4%  Convertible  Subordinated
                                                Notes due  December  15, 2009  (which we refer to as the notes).  See
                                                "Plan of Distribution".

Maturity:                                       December 15, 2009.

Interest Payment Dates:                         June 15 and December 15 of each year, beginning June 15, 2003 (or if any of those days is not a business day, the next succeeding business day without accrual of additional interest as a result of the delay in payment).

Conversion:                                     The notes are convertible at the option of the holder, unless previously redeemed, at any time prior to the business day preceding the date of maturity, initially into approximately 117.647 shares of our Class A
                                                Subordinate Voting Stock for each $1,000 principal amount of notes, which is equivalent to an initial conversion price of $8.50 per share of our Class A Subordinate Voting Stock. The conversion price may be adjusted as described in this prospectus. See "Description of the
                                                Notes-- Conversion of Notes".

Optional Redemption:                            The notes are redeemable on and after December 21, 2005, at any time in whole or in part, at our option on not less than 20 and not more than 60 days' prior notice at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; provided that, in connection with any redemption of the notes occurring on or after December 21, 2005 and until December 15,
                                                2007, the closing price of our Class A



                                       2

                                                Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30-consecutive-trading day-period ending on the trading day prior to the mailing of the notice of redemption. See
                                                "Description of the Notes-- Optional Redemption".

Subordination:                                  The notes are our direct unsecured obligations ranking subordinate in right of payment to all our existing and future senior indebtedness and, in effect, to all existing and future obligations of our subsidiaries.
                                                At October 31, 2002, our outstanding senior indebtedness was approximately $73.5 million, and the aggregate outstanding obligations of our subsidiaries was approximately $151.1 million. See "Description of the Notes-- Subordination of Notes".

Purchase of Notes at Your Option upon
a Change in Control:                            If there is a change in control with respect to us, you will have the right to require us to purchase all or any part of the notes 30 business days after the occurrence of the change in control at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes --
                                                Purchase of Notes at Your Option upon a Change in Control".

Form of the Notes:                              The notes were issued in book-entry form and are represented by one or more permanent global securities deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company.


Trading:                                        The notes are not listed on any exchange and we do not intend to apply to list the notes on any exchange. The currently outstanding shares of
                                                Class A Subordinate Voting Stock are listed on the Nasdaq National
                                                Market under the symbol "MECA" and on the Toronto Stock Exchange under the symbol "MEC.A".


Use of Proceeds:                                We will not receive any of the proceeds from the sale by any selling securityholder of the notes or shares of Class A Subordinate Voting
                                                Stock offered under this prospectus.

Risk Factors:                                   Before making an investment in the notes or shares of our Class A
                                                Subordinate Voting Stock, you should carefully consider the risks discussed under the heading "Risk Factors" starting on page 3.


                                 RISK FACTORS

     You should carefully consider the following factors in addition to the other information contained in this prospectus before purchasing any notes or shares of Class A Subordinate Voting Stock.

     If any of the following risks, or any of the risks described in the other documents we file with the SEC and the Canadian securities regulatory authorities, actually occur, our business, financial condition, operating results and prospects could be materially adversely affected. In that case, the trading price of the notes and shares of our Class A Subordinate Voting Stock could decline substantially and investors may lose all or part of the value of the notes and shares of our Class A Subordinate Voting Stock held by them.


     Additional information concerning many of the risks described below is contained in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated into this prospectus by reference. See "Incorporation by Reference" and "Additional Information".


Risks Regarding the Notes

     The notes are subordinated in right of payment to all existing and future senior indebtedness of Magna Entertainment Corp. and, in effect, to all existing and future obligations of Magna Entertainment Corp.'s subsidiaries.

     The notes are direct unsecured obligations of Magna Entertainment Corp. ranking subordinate in right of payment to all existing and future senior indebtedness of Magna Entertainment Corp. and, in effect, to all existing and future obligations of Magna Entertainment Corp.'s subsidiaries. As of October 31, 2002, the outstanding senior indebtedness of Magna Entertainment Corp. was approximately $73.5 million, and the aggregate outstanding obligations of Magna Entertainment Corp.'s subsidiaries was approximately $151.1 million. In the event of a bankruptcy, liquidation or reorganization of Magna Entertainment Corp. or any of its subsidiaries, holders of existing or future secured or unsecured and unsubordinated obligations of Magna Entertainment Corp. or its subsidiaries, including trade creditors of the subsidiaries, will be entitled to payments of their claims prior to any payments to the holders of the notes, and there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, the rights of the holders to receive payments or to pursue remedies upon an event of default under the indenture will be substantially limited. See "Description of the Notes -- Subordination of Notes".

     An active or liquid trading market for your notes may not develop or continue; thus, it may be difficult to resell your notes.

     There is no established trading market for the notes. BMO Nesbitt Burns Corp. and CIBC World Markets Corp., the initial purchasers of the notes, may from time to time make a market in the notes and assist in their resale, but are not obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the initial purchasers cease to act as market makers for the notes for any reason, we cannot assure you that another firm or person will make a market in the notes. The liquidity of any market for the notes will depend upon the number of holders of the notes at that time, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active trading market for your notes may not develop or be sufficiently liquid to allow you to resell your notes. Even if a market were to develop, it might not continue and, in either case, the notes could trade at prices that may be lower than their initial offering price depending on many factors, including the market price of our shares of Class A Subordinate Voting Stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities.

     The notes are not protected by restrictive covenants.

     The indenture governing the notes does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a change in control except as described under "Description of the Notes -- Purchase of Notes at Your Option upon a Change in Control".

     We may not have the ability to repurchase the notes in the event of a change in control.

     Upon the occurrence of a change in control, we would be required under the indenture governing the notes to offer to repurchase all the outstanding notes. We may not have sufficient financial resources, and may not be able to arrange financing, to pay the repurchase price for all notes tendered by the holders. A change in control would also constitute an event of default under our credit agreement, which would prohibit us from repurchasing any notes. Any future credit agreements or other agreements relating to other indebtedness to which we become a party may contain similar restrictions and provisions. If we do not obtain a consent to the repurchase of the notes upon a change in control, we may remain prohibited from repurchasing the notes. Any failure to repurchase the notes when required following a change in control would result in an event of default under the indenture, which could lead to the acceleration of all amounts on the notes, and may also trigger cross-default provisions, resulting in acceleration of our other indebtedness. See "Description of the Notes -- Purchase of Notes at Your Option upon a Change in Control".

Risks Regarding Our Company

     We are a relatively new company with a short history of racetrack operations. We must successfully integrate recent racetrack acquisitions or our operating results may be adversely affected.


     We were incorporated four years ago and acquired our first racetrack in December 1998. Accordingly, although all our racetracks have been in operation for some time, we have a relatively short history of owning and operating racetracks. The acquisition of Santa Anita Park was completed in December 1998, the acquisition of Gulfstream Park was completed in September 1999, the acquisition of Remington Park and Thistledown was completed in November 1999, the acquisition of Golden Gate Fields was completed in December 1999, the acquisition of Great Lakes Downs was completed in February 2000, the acquisition of Bay Meadows was completed in November 2000, the acquisition of The Meadows was completed in April 2001, the acquisition of Multnomah Greyhound Park was completed in October 2001, the acquisition of Lone Star Park at Grand Prairie was completed in October 2002 and the acquisition of Pimlico Race Course and Laurel Park was completed in November 2002. The Portland Meadows facility commenced operations under our management in July 2001 and we assumed the management of Colonial Downs in November 2002. As of the date of this prospectus, our acquisition of Flamboro Downs is pending. Prior to their respective acquisitions, most of these racetracks had been operated separately under different ownership. Completing the integration of these businesses into our operations will require a significant dedication of management resources and further expansion of our information and other operating systems.


     If we do not successfully integrate our recent acquisitions and any future acquisitions, or if this integration consumes a disproportionate amount of our management's time, then these acquisitions may materially adversely affect our efficiency and, therefore, significantly harm our business.

     We may not be able to obtain financing or may be able to obtain it only on unfavorable terms, which may affect the viability of our expansion and improvement projects or make expansion and improvement more costly.


     We may require substantial additional financing in order to expand and improve our operations, including financing related to alternative gaming facilities, if any such opportunities are available to us. It is possible that this financing will not be available or, if available, will not be available on terms that are favorable to us. Our $100 million unsecured revolving credit facility with a Canadian chartered bank is required to be reduced to $50 million no later than April 30, 2003, and matures on October 10, 2003. As of December 31, 2002, indebtedness aggregating $49.5 million and letters of credit totaling $20 million were outstanding under this facility. There can be no assurance that the amounts, terms and conditions involved in a renewal of the facility will be favorable, or that the facility will be able to be renewed at all. Our controlling stockholder, Magna International Inc. has made a commitment to its shareholders that it will not, before June 1, 2006, make any further debt or equity investments in, or otherwise provide financial assistance to, us or any of our subsidiaries without the prior consent of the holders of a majority of Magna International's subordinate voting shares. If we are unable to obtain financing on favorable terms, or at all, we may not be able to expand and improve our operations, which could have a material adverse effect on our future profitability.


     Our revolving credit facility with a Canadian chartered bank imposes important restrictions on us.


     Our revolving credit facility with a Canadian chartered bank requires us to maintain a debt to earnings before interest, taxes, depreciation and amortization ratio not greater than 3.5 to 1, and an interest coverage ratio not lower than 1.7 to 1, each as calculated under the facility. The credit agreement also contains customary covenants relating to our ability to incur additional indebtedness, make future acquisitions, enter into certain related party transactions, consummate asset dispositions, incur capital expenditures and make restricted payments. In addition, the credit agreement requires us to use the first $75 million of net cash proceeds of any public debt or equity offering to repay the loans outstanding under the facility. These restrictions may limit our ability to expand, pursue our business strategies and obtain additional funds. Our ability to meet these financial ratios and comply with these covenants may be affected by changes in business conditions or results of operations, adverse regulatory developments and other events beyond our control. We cannot assure you that we will meet these financial ratios or continue to comply with these covenants. Failure to comply with these restrictions may result in the occurrence of an event of default under the credit facility. Upon the occurrence of an event of default, the lender may terminate the credit facility and demand immediate payment of all amounts borrowed by us under that facility, which could adversely affect our ability to repay our debt securities and would adversely affect the trading price of our Class A Subordinate Voting Stock.


         We have recruited most of our senior executive officers from outside the racetrack industry.

         Although our management personnel at our racetracks generally have extensive experience in the racetrack industry, we have recruited most of our senior executive officers from outside the industry. Our chief executive officer and executive vice-presidents, including our chief financial officer, each joined us during the last three years from outside the industry. This lack of racetrack industry experience may impede the implementation of our strategy and slow our growth.

         Our recent operating income includes gains from the sale of non-core real estate, which sales may soon be completed, causing our future operating income and cash flow to decrease.


         Approximately 9% of our earnings before interest, taxes, depreciation and amortization, before write-downs, for the year ended December 31, 2002 resulted from gains from non-core real estate sales. These gains will likely be reduced to zero over the next year as we endeavor to sell the balance of our non-core real estate portfolio. Additionally, our short-term and annual operating income and cash flow may decline from the prior year due to decreases in non-core real estate sales. If we do not replace these gains or offset these decreases with additional operating income and cash flow from our racetrack operations and other sources, our future operating income and cash flow will decline.


         Our business is heavily concentrated at certain of our racetracks.


         Four of our racetracks, Santa Anita Park, Gulfstream Park, Golden Gate Fields and Bay Meadows, accounted for approximately 64% of our revenue and 197% of our earnings before interest, taxes, depreciation and amortization, before write-downs, for the year ended December 31, 2002. If a business interruption were to occur and continue for a significant length of time at any of these racetracks, it could adversely affect our operating results. Additionally, certain of our other racetrack properties have experienced operating losses before interest, income taxes, depreciation and amortization over the past three years. The operating performance of these racetracks may not improve in the future.


         We are controlled by Magna International and therefore Magna International is able to prevent any takeover of us by a third party.

         Magna International owns all our Class B Stock, which is generally entitled to 20 votes per share, and therefore is able to exercise approximately 96% of the total voting power of our outstanding stock. It is therefore able to elect all our directors and to control us. As a result, Magna International is able to cause or prevent a change in our control. See "Description of Capital Stock--Takeover Protection".

         Our relationship with Magna International is not at "arm's length", and therefore Magna International may influence us to make decisions that are not in the best interests of our other stockholders.


         Our relationship with Magna International is not at "arm's length". In addition to the ownership of our stock as described in the preceding risk factor, two members of our board of directors are also members of Magna International's board of directors and we have the same chairman. In some cases, the interests of Magna International may not be the same as those of our other stockholders, and conflicts of interest may arise from time to time that may be resolved in a manner detrimental to us or our minority stockholders. Magna International is able to cause us to effect certain corporate transactions without the consent of the holders of our Class A Subordinate Voting Stock, subject to applicable law and the fiduciary duties of our directors and officers. Consequently, transactions effected between us and Magna International may not be on the same terms as could be obtained from independent parties, resulting in the possibility of our minority stockholders' interests being compromised.


         If we do not identify, negotiate and complete a sufficient number of strategic acquisitions, we may not achieve our business plan and our growth prospects may suffer.

         Our current business plan calls for us to continue to selectively pursue strategic acquisitions. Our future profitability will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. If we do not do so for any reason, we may not be able to implement our business plan successfully, or grow as quickly as we anticipate, and this could have a material adverse effect on our future profitability.

         We are exposed to currency exchange rate fluctuations.

         Our business outside the United States is generally transacted in currencies other than U.S. dollars. Fluctuations in currencies relative to the U.S. dollar may make it more difficult to perform period-to-period comparisons of our operating results. Moreover, fluctuations in the U.S. dollar relative to currencies in which earnings are generated outside the United States could result in a reduction in our profitability as reported in U.S. dollars.

Risks Relating to Our Gaming Operations

         A decline in the popularity of horse racing could adversely impact our business.

         The continued popularity of horse racing is important to our growth plans and our operating results. Our business plan anticipates our attracting new customers to our racetracks, off-track betting facilities and account wagering operations. Even if we are successful in making acquisitions and expanding and improving our current operations, we may not be able to attract a sufficient number of new customers to achieve our business plan. Public tastes are unpredictable and subject to change. Any decline in interest in horse racing or any change in public tastes may adversely affect our revenues and, therefore, our operating results.

         Declining on-track attendance and increasing competition in simulcasting may materially adversely affect our operating results.

         There has been a general decline in the number of people attending and wagering at live horse races at North American racetracks due to a number of factors, including increased competition from other forms of gaming, unwillingness of customers to travel a significant distance to racetracks and the increasing availability of off-track wagering. The declining attendance at live horse racing events has prompted racetracks to rely increasingly on revenues from inter-track, off-track and account wagering markets. The industry-wide focus on inter-track, off-track and account wagering markets has increased competition among racetracks for outlets to simulcast their live races. A continued decrease in attendance at live events and in on-track wagering, as well as increased competition in the inter-track, off-track and account wagering markets, could lead to a decrease in the amount wagered at our facilities and on races conducted at our racetracks and may materially adversely affect our business, financial condition, operating results and prospects.




         Our gaming activities are dependent on governmental regulation and approvals. Amendments to such regulation or the failure to obtain such approvals could adversely affect our business.

         All our pari-mutuel wagering operations are contingent upon the continued governmental approval of these operations as forms of legalized gaming. All our current gaming operations are subject to extensive governmental regulation and could be subjected at any time to additional or more restrictive regulation, or banned entirely.


         We may be unable to obtain, maintain or renew all governmental licenses, registrations, permits and approvals necessary for the operation of our pari-mutuel wagering and other gaming facilities. Licenses to conduct live horse racing and simulcast wagering must be obtained from each state's regulatory authority, in many cases annually. The denial, loss or non-renewal of any of our licenses, registrations, permits or approvals may materially limit the number of races we conduct or the form or types of pari-mutuel wagering we offer, and could have a material adverse effect on our business. In addition, we currently devote significant financial and management resources to complying with the various governmental regulations to which our operations are subject. Any significant increase in governmental regulation would increase the amount of our resources devoted to governmental compliance, could substantially restrict our business, and could materially adversely affect our operating results.

         The passage of legislation permitting alternative gaming at racetracks, such as slot machines, video lottery terminals and other forms of non-pari-mutuel gaming, can be a long and uncertain process. A decision to prohibit, delay or remove alternative gaming rights at racetracks by the government or the citizens of a state, or other jurisdiction, in which we own or operate a racetrack, could adversely affect our business or prospects.

         There has been speculation, by members of the media, investment analysts and our employees and other representatives, as to the probability and potential impact of the passage of legislation permitting alternative gaming at racetracks in various states in the United States. This has been especially prevalent in recent months with the conclusion of the mid-term elections in November 2002, and as alternative gaming at racetracks has become an issue for consideration in some states.

         While certain candidates who publicly advocated alternative gaming at racetracks were recently elected, there can be no assurance that alternative gaming at racetracks will become permitted in those states, or if it does, what the timetable, conditions, terms of income or revenue sharing, or other feasibility factors will be. It is possible that public reaction or other factors may cause these persons to change their stance on this issue or call for a public referendum to determine whether and how to proceed. It is also difficult to predict accurately which issues will become priority agenda items during a legislative session.

         In the event that alternative gaming legislation is enacted in a given state or other jurisdiction, there can be no certainty as to the terms of such legislation or regulations, including the timetable for commencement, the conditions and feasibility of operation and whether alternative gaming rights are to be limited to racetracks. If we were to proceed to conduct alternative gaming in such a situation, there may be significant costs and other resources to be expended, and there will be significant risks involved, including the risk of changes in the enabling legislation, that may have a material adverse effect on the relevant racetrack's operations and profitability.

         The regulatory risks and uncertainties that are inherent in the conduct of alternative gaming also apply in other jurisdictions outside the United States. In the province of Ontario, the location of our pending acquisition of Flamboro Downs, racetracks are permitted to serve as landlord to slot operations conducted by a government corporation. Under that arrangement, the racetrack retains 20% of the "net win" (slot machine revenues minus payout to slot players), with one-half of that amount distributed to the horsemen and the other half being retained by the racetrack owner. There can be no assurance as to how long this arrangement will continue, or if it does, whether the terms will remain the same. Similarly, we commenced development of a horse racetrack combined with a gaming and entertainment center on property located approximately 15 miles south of Vienna, Austria, in anticipation of concluding joint venture negotiations with an Austrian third party and receiving the requisite racing and gaming licenses. Ultimately, those negotiations may not be successful or we may not obtain the necessary licenses. If we are unable to complete this development as planned, we may record a substantial write-down of the carrying value of this property.


         Any future expansion of our gaming operations will likely require us to obtain additional governmental approvals or, in some cases, amendments to current laws governing such activities.

         The high degree of regulation in the gaming industry is a significant obstacle to our growth strategy, especially with respect to account wagering, including telephone, interactive television and Internet-based wagering. Account wagering may currently be conducted only through hubs or bases located in certain states. Our expansion opportunities in this area will be limited unless more states amend their laws to permit account wagering or, in the alternative, if states take action to make such activities unlawful. In addition, the licensing and legislative amendment processes can be both lengthy and costly, and we may not be successful in obtaining required licenses, registrations, permits and approvals.

         In the past, certain state attorneys general, district attorneys and other law enforcement officials have expressed concern over the legality of interstate account wagering. In December 2000, legislation was enacted in the United States that amends the Interstate Horseracing Act of 1978. We believe that this amendment clarifies that inter-track simulcasting, off-track betting and account wagering, as currently conducted by the U.S. horse racing industry, are authorized under U.S. federal law. The amendment may not be interpreted in this manner by all concerned, however, and there may be challenges to these activities by both state and federal law enforcement authorities, which could have a material adverse impact on our business, financial condition, operating results and prospects.


         From time to time, the United States Congress has considered legislation that would either inhibit or restrict Internet gambling in general or inhibit or restrict the use of certain financial instruments, including credit cards, to provide funds for account wagering. For example, in May 2001, the United States Senate Commerce Committee approved a bill, in the form of the Unlawful Internet Gambling Funding Prohibition Act, which, if enacted, would have prohibited financial institutions from enforcing credit card debts if they knew the debts were being incurred in order to gamble illegally through the Internet. Further, in September 2002, the United States House of Representatives approved a bill that, if enacted, would have prohibited any person in a gambling business from knowingly accepting, in connection with the participation of another person in unlawful Internet gambling, credit, a check, a draft or the proceeds of credit or an electronic funds transfer. Similar bills have been introduced this year in both the United States House of Representatives and the United States Senate. Although it is difficult to predict the ultimate chances for passage of any given legislation, it is anticipated that legislation will continue to be introduced in the United States Congress or elsewhere that will seek to restrict, regulate or potentially ban altogether Internet gambling. Furthermore, even in the absence of legislation, certain financial institutions have begun to block the use of credit cards issued by them for Internet gambling, either voluntarily or as part of a settlement with the office of the Attorney General for New York. Legislation or actions of this nature, if enacted or implemented without providing for a meaningful exception to allow account wagering to be conducted as it is currently being conducted by the U.S. horse racing industry, could inhibit account wagering by restricting or prohibiting its use altogether or, at a minimum, by restricting or prohibiting the use of credit cards and other commonly used financial instruments to fund wagering accounts. If enacted or implemented, these, or any other forms of legislation or practices restricting account wagering, could cause our business and its growth to suffer.


         Implementation of some of the recommendations of the National Gambling Impact Study Commission may harm our growth prospects.

         In August 1996, the United States Congress established the National Gambling Impact Study Commission to conduct a comprehensive study of the social and economic effects of the gambling industry in the United States.
This commission reviewed existing federal, state and local policy and practices with respect to the legalization or prohibition of gambling activities with the aim of formulating and proposing changes in these policies and practices and recommending legislation and administrative actions for these proposed changes. On April 28, 1999, the Commission voted to recommend that there be a pause in the expansion of gaming. On June 18, 1999, the Commission issued a report setting out its findings and conclusions, together with recommendations for legislation and administrative actions. Some of the recommendations were:

o prohibiting Internet gambling that was not already authorized within the United States or among parties in the United States and any foreign jurisdiction;

o limiting the expansion of gambling into homes through such mediums as account wagering; and

o banning the introduction of casino-style gambling into pari-mutuel facilities for the primary purpose of saving a pari-mutuel facility that the market has determined no longer serves the community or for the purpose of competing with other forms of gaming.

         The recommendations made by the National Gambling Impact Study Commission could result in the enactment of new laws and/or the adoption of new regulations in the United States, which would materially adversely impact the gambling industry in the United States in general or our segment in particular and consequently may threaten our growth prospects.


         We face significant competition from other racetrack operators, including those in states where more extensive gaming options are authorized, which could hurt our operating results.


         We face significant competition in each of the jurisdictions in which we operate racetracks and we expect this competition to intensify as new racetrack operators enter our markets and existing competitors expand their operations and consolidate management of multiple racetracks. In addition, the introduction of legislation enabling slot machines or video lottery terminals to be installed at racetracks in certain states allows those racetracks to increase their purses and compete more effectively with us for horse owners, trainers and customers. One of our competitors, Churchill Downs Inc., has been in operation for a much longer period of time than we have and may have greater name recognition. Competition from existing racetrack operators, as well as the addition of new competitors, may hurt our future performance and operating results.


         In addition, Florida tax laws have historically discouraged the three Miami-area horse racetracks, Gulfstream Park, Hialeah Park (which no longer hosts live racing) and Calder Race Course, from scheduling concurrent races. A change in the tax structure, effective as of July 1, 2001, has eliminated this deterrent. As a result, our Gulfstream Park racetrack may face direct competition from other Miami-area horse racetracks in the future. This competition could significantly affect the operating results of Gulfstream Park which could reduce our overall profitability.


         Competition from non-racetrack gaming operators may reduce the amount wagered at our facilities and materially adversely affect our operating results.

         We compete for customers with casinos, sports wagering services and other non-racetrack gaming operators, including government-sponsored lotteries, which benefit from numerous distribution channels, including supermarkets and convenience stores, as well as from frequent and extensive advertising campaigns. We do not enjoy the same access to the gaming public or possess the advertising resources that are available to government-sponsored lotteries as well as some of our other non-racetrack competitors, which may adversely affect our ability to compete effectively with them.

         We currently face significant competition from Internet and other forms of account wagering, which may reduce our profitability.


         Internet and other account wagering gaming services allow their customers to wager on a wide variety of sporting events and casino games from home. The National Gambling Impact Study Commission's June 1999 report estimated that there were over 250 on-line casinos, 64 lotteries, 20 bingo games and 139 sports wagering services offering gambling over the Internet. Total industry-wide Internet gaming revenues are estimated to have grown from approximately $1.1 billion in 1999 to approximately $2.5 billion in 2001, according to Bear, Stearns & Co. Inc. in its 2002-2003 North American Gaming Almanac. That report also estimates 2002 total industry-wide Internet gaming revenues at $3.5 billion and projects a 2003 level of $4.2 billion. Although many on-line wagering services are operating from offshore locations in violation of U.S. law by accepting wagers from U.S. residents, they may divert wagering dollars from legitimate wagering venues such as our racetracks and account wagering operations. Moreover, our racetrack operations may require greater ongoing capital expenditures in order to expand our business than the capital expenditures required by Internet and other account wagering gaming operators. Currently, we cannot offer the diverse gaming options provided by many Internet and other account wagering gaming operators and may face significantly greater costs in operating our business. Our inability to compete successfully with these operators could hurt our business.


         In addition, the market for account wagering is affected by changing technology. Our ability to anticipate such changes and to develop and introduce new and enhanced services on a timely basis will be a significant factor in our ability to expand, remain competitive and attract new customers.

         Expansion of gaming conducted by Native American groups may lead to increased competition in our industry, which may negatively impact our growth and profitability.

         In March 2000, the California state constitution was amended, resulting in the expansion of gaming activities permitted to be conducted by Native American groups in California. This may lead to increased competition and may have an adverse effect on the profitability of Santa Anita Park, Golden Gate Fields, Bay Meadows and our future growth in California. It may also affect the purses that those tracks are able to offer and therefore adversely affect our ability to attract top horses.

         Several Native American groups in Florida have recently expressed interest in opening or expanding existing casinos in southern Florida, which could compete with Gulfstream Park and reduce its profitability.

         Moreover, other Native American groups may open or expand casinos in other regions of the country where we currently operate, or plan to operate, racetracks or other gaming operations. Any such competition from Native American groups could adversely affect our growth and profitability.

         Some jurisdictions view our operations primarily as a means of raising taxes, and therefore we are particularly vulnerable to additional or increased taxes and fees.

         We believe that the prospect of raising significant additional revenue through taxes and fees is one of the primary reasons that certain jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to the normal federal, state, provincial and local income taxes, and such taxes and fees may be increased at any time. From time to time, legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. For instance, U.S. legislators have proposed the imposition of a U.S. federal tax on gross gaming revenues. It is not possible to determine with certainty the likelihood of any such changes in tax laws or their administration; however, if enacted, such changes could have a material adverse effect on our business.

         The 2002 Breeders' Cup Pick 6 controversy could cause a decline in bettor confidence and result in changes to legislation, regulation, or industry practices of the horse racing industry, which could materially reduce the amount wagered on horse racing and increase our costs, and therefore adversely affect our revenue and operating results.

         On October 26, 2002, in connection with the Breeders' Cup World Thoroughbred Championships held at Arlington Park in Chicago, Illinois, only one person placed winning bets on the Pick 6, a bet to pick the winning horse in six consecutive races. The bettor purchased all six winning tickets, valued at more than $2.5 million, through an OTB telephone system. Payment of the winnings was withheld when an examination of the winning bets revealed an unusual betting pattern. Scientific Games Corporation ("Scientific Games"), the parent company of Autotote Systems, Inc. ("Autotote Systems"), later announced that it had fired an employee who had allegedly accessed the totalisator system operated by Autotote Systems, altered the winning Pick 6 tickets, and erased the record of his access. The Federal Bureau of Investigation conducted an investigation, and on November 12, 2002, three individuals were charged in a complaint by the United States Attorney's office of White Plains, New York, with conspiracy to commit wire fraud. The three individuals pleaded guilty in federal court to conspiring to commit fraud and money laundering. On December 4, 2002, a class-action lawsuit against Autotote Systems and Scientific Games was filed in Los Angeles Superior Court seeking unspecified monetary damages suffered by Jimmy Allard and other bettors. In the suit, the plaintiffs allege that Autotote Systems and Scientific Games were negligent and engaged in deceptive and unfair practices. In addition, the pari-mutuel pool for the Breeders' Cup Pick 6 remained frozen for almost five months in an interest-bearing escrow account, despite legal attempts by certain entities to have the appropriate payout distributed to ticketholders with five of six winners. The United States Attorney for the Southern District of New York authorized the release of the funds on March 20, 2003, following the sentencing of the three perpetrators.

         The National Thoroughbred Racing Association, an industry association, has formed a task force to examine the Pick 6 controversy and make recommendations. This task force has retained Ernst & Young LLP to perform an examination of the internal controls and system security of the totalisator systems of the three companies that collectively provide substantially all the totalisator service to the North American horse racing industry. The mandate of the Ernst & Young LLP examination is to recommend best practices to be implemented by the totalisator companies concerning the internal controls and system security of their totalisator systems.

         The impact of the Pick 6 controversy is uncertain. A perceived lack of integrity or security could result in a decline in bettor confidence, and would likely lead to a decline in the amount wagered on horse racing. Further negative publicity concerning the Pick 6 controversy, further negative information being discovered as a result of the FBI or any other investigation, and any negative information concerning the internal controls and security of the totalisator systems may materially reduce the amount wagered on horse racing and the revenue and earnings of companies engaged in the horse racing industry, including us. The Pick 6 controversy has also caused the horse racing industry to focus on another area of bettor concern, late odds changes, which sometimes occur as odds updates in the totalisator system cause significant changes in the odds after a race has commenced. The Pick 6 controversy and this industry focus on late odds changes may lead to changes in legislation, regulation, or industry practices, which could result in a material reduction in the amount wagered on horse racing and in the revenue and earnings of companies engaged in the horse racing industry, including us.

         If we pay persons who place fraudulent "winning" wagers, we would remain liable to pay the holders of the proper winning wagers the full amount due to them.

         As indicated by the Pick 6 controversy described in the preceding risk factor, we may be subject to fraudulent claims for millions of dollars. If we paid those claims, we would remain liable to the holders of the proper winning wagers for the full amount due to them and would have the responsibility to attempt to recover the money that we paid on the fraudulent claims. We may not be able to recover that money, which would adversely affect our operating results.

         Our operating results fluctuate seasonally and may be impacted by a reduction in live racing dates due to regulatory factors.


         We experience significant fluctuations in quarterly operating results due to the seasonality associated with the racing schedules at our racetracks. Generally, our revenues from racetrack operations are greater in the first quarter of the calendar year than in any other quarter. We have a limited number of live racing dates at each of our racetracks and the number of live racing dates varies somewhat from year to year. The allocation of live racing dates in most of the jurisdictions in which we operate is subject to regulatory approval from year to year and, in any given year, we may not receive the same or more racing dates than we have had in prior years. We are also faced with the prospect that competing racetracks may seek to have some of our historical dates allocated to them. A significant decrease in the number of our live racing dates would reduce our revenues and cause our business to suffer.


         Unfavorable weather conditions may result in a reduction in the number of races we hold.

         Since horse racing is conducted outdoors, unfavorable weather conditions, including extremely high or low temperatures, excessive precipitation, storms or hurricanes, may cause races to be cancelled or may reduce attendance and wagering. Since a substantial portion of our operating expenses is fixed, a reduction in the number of races held or the number of horses racing due to unfavorable weather would reduce our revenues and cause our business to suffer.

         The current lease of the Bay Meadows property expires on December 31, 2003 and may not be renewed.


         The Bay Meadows site lease has been extended at market rates and expires on December 31, 2003, subject to a further one-year extension at the landlord's option. We are exploring various alternative venues, including vacant land that we purchased in Dixon, California for future development, to conduct the racing dates currently held at Bay Meadows after the expiry of the lease term (including any extensions). There can be no assurance that we will be successful in obtaining the necessary regulatory approvals to run these racing dates at another racetrack operated by us in northern California if the lease is not extended. If we conduct the Bay Meadows racing dates at another of our racetracks, we may suffer a reduction in our revenues, which could materially adversely affect our operating results.

         In the state of Maryland, our revenue sharing and operations agreement with the owner of Rosecroft Raceway may not be assumed by the intended purchaser of the assets of Rosecroft Raceway, and in any event, such agreement terminates on March 31, 2004.

         The Maryland Jockey Club, the trade name for the entities that own and operate Pimlico Race Course and Laurel Park, is a party to a Cross-Breed Horseracing Revenue Sharing and Operations Agreement (the "Maryland Revenue Sharing Agreement") with Cloverleaf Enterprises, Inc. ("Cloverleaf"), the owner of Rosecroft Raceway ("Rosecroft"), a standardbred track located in Prince George's County in Maryland. The Maryland Revenue Sharing Agreement was effective as of January 1, 2000 and terminates March 31, 2004.

         The Maryland Revenue Sharing Agreement provides for wagering to be conducted, both day and night, on live and simulcast thoroughbred and harness races at Pimlico, Laurel Park and Rosecroft and the three Maryland OTBs operated by them. Under the agreement, wagering revenue from these sources is pooled and certain expenses and obligations are pooled and paid from those revenues to generate net wagering revenue. This net wagering revenue is then distributed 80% to The Maryland Jockey Club and 20% to Rosecroft. This agreement was entered into to resolve all issues relating to Maryland law which prevents thoroughbred tracks in Maryland from offering live racing or accepting simulcast wagering after 6:15 p.m. without Rosecroft's consent and the federal Interstate Horseracing Act which provides that, without the consent of The Maryland Jockey Club, Rosecroft cannot accept simulcast wagering on horse racing during the times that Pimlico or Laurel are running live races.

         It has been announced that Centaur, Inc. has contracted with Cloverleaf to acquire the assets of Rosecroft, subject to certain conditions (including the approval of the Maryland Racing Commission). Centaur, Inc. may or may not be assuming the obligations of the Maryland Revenue Sharing Agreement as part of that sale, which failure to assume may result in litigation. Either the successful non-assumption of the agreement by Centaur, Inc. or the termination on March 31, 2004 of the agreement will require a renegotiation of the agreement. Such renegotiation, or the failure to reach a new agreement, may result in a decline in the revenues of The Maryland Jockey Club that materially adversely affects our operating results.

         We manage the operations at Colonial Downs pursuant to an inherited management contract which is dependent on third party actions and events over which we have limited control.

         The revenues that we receive from our operations in Virginia through the management of the Colonial Downs race meets and pari-mutuel wagering system are highly dependent on the business strategy of Colonial Downs, over which we have limited control. Moreover, our Virginia operations are highly dependent on Colonial Downs' ability to maintain the owner's and operator's licenses issued to it by the Virginia Racing Commission, over which we have limited control. In addition, our management contract with Colonial Downs provides for a one-half reduction in the management fee we receive if and to the extent that non-pari-mutuel gaming activities become authorized and are conducted by us in Maryland but are not authorized and conducted in Virginia.


         The profitability of our racetracks is partially dependent upon the size of the local horse population in the areas in which our racetracks are located.

         Horse population is a factor in a racetrack's profitability because it generally affects the average number of horses (i.e., the average "field size") that run in races. Larger field sizes generally mean increased wagering and higher wagering revenues due to a number of factors, including the availability of exotic bets (such as "exacta" and "trifecta" wagers). Various factors have led to declines in the horse population in certain areas of the country, including competition from racetracks in other areas, increased costs and changing economic returns for owners and breeders, and Mare Reproductive Loss Syndrome, which caused a large number of mares in Kentucky to sustain late term abortions or early embryonic loss in 2001. If we are unable to attract horse owners to stable and race their horses at our tracks by offering a competitive environment, including improved facilities, well-maintained racetracks, better living conditions for backstretch personnel involved in the care and training of horses stabled at our tracks, and a competitive purse structure, our profitability could decrease.

         We depend on agreements with our horsemen's industry associations to operate our business.


         The U.S. Interstate Horseracing Act of 1978, as well as various state racing laws, require that, in order to simulcast races, we have written agreements with the horsemen at our racetracks, who are represented by industry associations. In some jurisdictions, if we fail to maintain operative agreements with the industry associations, we may not be permitted to conduct live racing or simulcasting at tracks within those jurisdictions. In addition, our simulcasting agreements are generally subject to the approval of the industry associations. Should we fail to renew existing agreements with the industry associations on satisfactory terms or fail to obtain approval for new simulcast agreements, we would lose revenues and our operating results would suffer.


         If we are unable to continue to negotiate satisfactory union contracts, some of our employees may commence a strike. A strike by our employees or a work stoppage by backstretch personnel, who are employed by horse owners and trainers, may lead to lost revenues and could have a material adverse effect on our business.

         As of December 31, 2002, we employed approximately 5,100 full-time employees, approximately 3,000 of whom were represented by unions. A strike or other work stoppage by our employees could lead to lost revenues and have a material adverse effect on our business, financial condition, operating results and prospects.

         Legislation enacted in California could facilitate the organization of backstretch personnel in that state. A strike by backstretch personnel could, even though they are not our employees, lead to lost revenues and therefore hurt our operating results.


         An earthquake in California could interrupt our operations at Santa Anita Park, Golden Gate Fields and Bay Meadows, which would adversely impact our cash flow from these racetracks.

         Three of our largest racetracks, Santa Anita Park, Golden Gate Fields and Bay Meadows, are located in California and are therefore subject to earthquake risks. We do not maintain significant earthquake insurance on the structures at our California racetracks. We maintain fire insurance for fire risks, including those resulting from earthquakes, subject to policy limits and deductibles. There can be no assurance that earthquakes or the fires often caused by earthquakes will not seriously damage our California racetracks and related properties or that the recoverable amount of insurance proceeds will be sufficient to fully cover reconstruction costs and other losses. If an uninsured or underinsured loss occurs, we could lose anticipated revenue and cash flow from our California racetracks.

         Our business depends on providers of totalisator services.

         In purchasing and selling our pari-mutuel wagering products, our customers depend on information provided by each of the three main totalisator companies operating in North America. These totalisator companies provide the computer systems that accumulate wagers, record sales, calculate payoffs and display wagering data. The loss of any of the totalisator companies as a provider of these critical services would decrease competition in the market for those services and could result in an increase in the cost to obtain them. Additionally, the failure of the totalisator companies to keep their technology current could limit our ability to serve customers effectively, develop new forms of wagering, or ensure a sufficient level of wagering security. Because of the highly specialized nature of these services, replicating these totalisator services would be expensive.

         A decline in general economic conditions could adversely affect our business.


         Our operations are affected by general economic conditions, and therefore our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions may lead to our customers having less discretionary income to wager on horse racing. In 2002, the weak U.S. economy had a negative impact on our operating results and if the economy deteriorates further, the consequent reduction in our revenues could have a material adverse effect on our operating results.


Real Estate Ownership and Development Risks

         Our ownership and development of real estate is subject to risks and may involve significant ongoing expenditures or losses that could adversely affect our operating results.

         All real estate investments are subject to risks including: general economic conditions, such as the availability and cost of financing; local real estate conditions, such as an oversupply of residential, office, retail or warehousing space, or a reduction in demand for real estate in the area; governmental regulation, including taxation of property and environmental legislation; and the attractiveness of properties to potential purchasers or tenants. The real estate industry is also capital intensive and sensitive to interest rates. Further, significant expenditures, including property taxes, mortgage payments, maintenance costs, insurance costs and related charges, must be made throughout the period of ownership of real property, which expenditures may negatively impact our operating results.

         We may not be able to sell or otherwise monetize some of our non-core real estate, excess racing real estate and revenue-producing non-racing real estate when we need to or at the price we want, which may materially adversely affect our financial condition.

         At times, it may be difficult for us to dispose of or otherwise monetize some of our non-core real estate, excess racing real estate and revenue-producing non-racing real estate . The costs of holding real estate may be high and, during a recession, we may be faced with ongoing expenditures with little prospect of earning revenue on our non-core real estate and excess racing real estate properties. If we have inadequate cash reserves, we may have to dispose of properties at prices that are substantially below the prices we desire, and in some cases, below the prices we originally paid for the properties, which may materially adversely affect our financial condition and our growth plans.


         We require governmental approvals for some of our properties which may take a long time to obtain or which may not be granted, either of which could materially adversely affect our existing business or our growth.

         Some of our properties will require zoning and other approvals from local government agencies. The process of obtaining these approvals may take many months and we might not obtain the necessary approvals. Furthermore, in the case of certain land to be held by us in Aurora, Ontario, the transfer of this land to us from Magna International is conditional on our obtaining permission to sever the land from adjoining properties and other approvals. If we do not obtain these approvals, we may not ultimately acquire this land. Holding costs, while regulatory approvals are being sought, and delays may render a project economically unfeasible. If we do not obtain all of our necessary approvals, our plans, growth and profitability could be materially adversely affected.

         We may not be able to complete expansion projects successfully and on time, which would materially adversely affect our growth and our operating results.

         We intend to further develop our racetracks and expand our gaming activities. Numerous factors, including regulatory and financial constraints, could cause us to alter, delay or abandon our existing plans. If we proceed to develop new facilities or enhance our existing facilities, we face numerous risks that could require substantial changes to our plans. These risks include the inability to secure all required permits and the failure to resolve potential land use issues, as well as risks typically associated with any construction project, including possible shortages of materials or skilled labor, unforeseen engineering or environmental problems, delays and work stoppages, weather interference and unanticipated cost overruns. For example, Santa Anita Park completed certain upgrades to its facilities in 1999. The disruption caused by these upgrades was greater than anticipated and reduced the total amount wagered at Santa Anita Park's simulcast wagering facilities and attendance at The Oak Tree Meet in 1999. Even if completed in a timely manner, our expansion projects may not be successful, which would affect our growth and could have a material adverse effect on our future profitability.

         We have deferred a decision on the proposed redevelopment of Gulfstream Park in Florida. If we proceed with such redevelopment, we will schedule the project to minimize any interference with Gulfstream Park's racing season, but there is a risk that the redevelopment will not be completed according to schedule, in which case it could cause us to disrupt a racing season and result in a reduction in the revenues and earnings generated at Gulfstream Park during that season.


         We are currently subject to an agreement with the Maryland Racing Commission that requires us to expend at least $15 million on capital improvements to the Laurel Park and Pimlico racetracks and the thoroughbred training facility in Bowie, Maryland, together with their related facilities and operations, between January 1, 2003 and June 30, 2004. We will endeavor to schedule the work for these expenditures to minimize interference with the respective racing seasons, but given the short timeline, that cannot be assured. If there is interference with either of Pimlico's or Laurel Park's racing seasons, or the project plans are not completed according to schedule, it could result in a reduction in the revenues and earnings generated at those racetracks.

         We face strict environmental regulation and may be subject to liability for environmental damage, which could materially adversely affect our financial results.


         We are subject to a wide range of requirements under environmental laws and regulations relating to waste water discharge, waste management and storage of hazardous substances. Compliance with environmental laws and regulations can, in some circumstances, require significant capital expenditures. Moreover, violations can result in significant penalties and, in some cases, interruption or cessation of operations. We were involved in a dispute with the United States Environmental Protection Agency involving the Portland Meadows racetrack, which we currently lease and operate, which dispute caused us to postpone the planned opening of the 2001-2002 meet at that facility on September 1, 2001 and also to conclude the 2001-2002 meet early, on February 10, 2002.


         Furthermore, we may not have all required environmental permits and we may not otherwise be in compliance with all applicable environmental requirements. Where we do not have an environmental permit but one may be required, we will determine if one is in fact required and, if so, will seek to obtain one and address any related compliance issues, which may require significant capital expenditures.

         Various environmental laws and regulations in the United States, Canada and Europe impose liability on us as a current or previous owner and manager of real property, for the cost of maintenance, removal and remediation of hazardous substances released or deposited on or in properties now or previously owned or managed by us or disposed of in other locations. Our ability to sell properties with hazardous substance contamination or to borrow money using that property as collateral may also be uncertain.

         Changes to environmental laws and regulations, resulting in more stringent terms of compliance, or the enactment of new environmental legislation, could expose us to additional liabilities and ongoing expenses.

         Any of these environmental issues could have a material adverse effect on our business.


Risks Relating to Our Securities


         Our stock price may be volatile, and future issuances or sales of our stock may decrease our stock price.

         The trading price of our Class A Subordinate Voting Stock has experienced, and may continue to experience, substantial volatility. The following factors have had, and may continue to have, a significant effect on the market price of our Class A Subordinate Voting Stock:

o    our historical and anticipated operating results;

o the announcement of new wagering and gaming opportunities by us or our competitors;

o the passage or anticipated passage of legislation affecting horse racing or gaming;

o developments affecting the horse racing or gaming industries generally;

o sales or other issuances or the perception of potential sales or issuances, including in connection with our past and future acquisitions, of substantial amounts of our shares;

o sales or the expectation of sales by Magna International of a portion of our shares held by it, as a result of its previously stated intention to reduce its majority equity position in us over time, or by our other significant stockholders; and

o a shift in investor interest away from the gaming industry, in general.

         These factors could have a material adverse effect on the market price of our Class A Subordinate Voting Stock and other securities, regardless of our financial condition and operating results.


         The trading price of our Class A Subordinate Voting Stock could decrease as a result of our issuing additional shares as consideration for future acquisitions.

         We may issue our Class A Subordinate Voting Stock as full or partial consideration in connection with future acquisitions. To the extent that we do so, the percentage of our common equity and voting stock that our existing stockholders own will decrease and, particularly if such acquisitions do not contribute proportionately to our profitability, the trading price of our shares may also decrease.

         Sales of our Class A Subordinate Voting Stock by Magna International or by certain other of our significant stockholders under our shelf registration statement could depress our stock price.


         As of the date of this prospectus, Magna International owns 4,362,328 shares of our Class A Subordinate Voting Stock and 58,466,056 shares of our Class B Stock (which are convertible into shares of our Class A Subordinate Voting Stock on a one-for-one basis). Magna International has announced its intention at an undetermined time in the future to convert some shares of our Class B Stock to shares of our Class A Subordinate Voting Stock and dispose of these shares of our Class A Subordinate Voting Stock when market conditions for doing so are favorable, with the ultimate intention of retaining only a minority equity position but continuing to retain control of us. In addition, we have an effective shelf registration statement that permits the secondary sale of shares of our Class A Subordinate Voting Stock by some of our stockholders who received those shares in connection with our past acquisitions. A total of 857,401 shares covered by that shelf registration statement remain unsold. Sales of a substantial number of shares of our Class A Subordinate Voting Stock, either by Magna International or under our shelf registration statement, could depress the prevailing market price of our Class A Subordinate Voting Stock.


         We do not plan to pay dividends until 2004, if at all.

         We have not paid any dividends to date on our Class A Subordinate Voting Stock, we do not plan to pay any dividends until 2004 and we may not pay dividends then, or ever. See "Corporate Constitution--Required Allocations--Dividends".


         Our debt securities are subject to risks associated with debt financing.

         Our debt securities are subject to the following risks associated with debt financing:

o the risk that cash flow from operations will be insufficient to meet required payments of principal and interest;

o the risk that, to the extent that we maintain floating rate indebtedness, interest rates will fluctuate; and

o risks resulting from the fact that the indentures or other agreements governing our debt securities and credit facilities may contain covenants imposing certain limitations on our ability to acquire and dispose of assets and otherwise conduct and finance our business.

         In addition, although we anticipate that we will be able to repay or refinance any indebtedness that we incur when it matures, we may not be able to do so, and the terms of any refinancings of our indebtedness may not be favorable to us. Our leverage may have important consequences including the following:

o our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired, or such financing may not be available on terms favorable to us;

o a substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations; and

o our higher level of debt and resulting interest expense may place us at a competitive disadvantage with respect to a competitor with lower amounts of indebtedness and/or higher credit ratings.


                          FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements as defined by the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new products and services; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, operating results, prospects or liquidity; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts.

         Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.


         Important factors that could cause such differences include, but are not limited to, the factors discussed above under "Risk Factors" and our subsequent public filings.


         Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

                                DIVIDEND POLICY

         The holders of our Class A Subordinate Voting Stock and our Class B Stock are entitled to receive their proportionate share of dividends declared by our board of directors, except in the case of some stock dividends. Subject to applicable law, we intend to pay quarterly dividends starting in 2004. Any dividends will be declared on our Class A Subordinate Voting Stock and Class B Stock in accordance with our restated certificate of incorporation, including our corporate constitution, which sets forth certain dividend entitlements for our stockholders, subject to applicable law.

         We have not declared any dividends since our Class A Subordinate Voting Stock has been publicly trading.

         See "Description of Capital Stock--Capital Stock" and "Corporate Constitution--Required Allocations--Dividends".

                                EARNINGS RATIOS

         Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as set forth in the table below.




                                                  Five
                                                  Months
                                     Year         Ended
                                     Ended      December
                                    July 31,        31,                  Year Ended December 31,
                                   ------------ ---------  --------------------------------------------------
                                      1998        1998        1999        2000        2001         2002
                                   ------------ ---------  ----------  -----------  ----------  -------------
  Ratio of earnings to fixed
  charges.......................       __(1)       __(2)       2.18       1.45        3.90         __(3)


-----------
(1)      For this period, losses exceeded fixed charges by $5.2 million.

(2)      For this period, losses exceeded fixed charges by $1.7 million.

(3)      For this period, losses exceeded fixed charges by $8.9 million.



         "Earnings" consist of income from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest expense (including interest cost capitalized) and other financing charges.

                            SELLING SECURITYHOLDERS

         The notes were originally issued by us and sold by BMO Nesbitt Burns Corp. and CIBC World Market Corp. (the "Initial Purchasers") in transactions exempt from the registration requirements of the U.S. Securities Act of 1933 (the "Securities Act") to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act or in offshore transactions under Regulation S of the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of Class A Subordinate Voting Stock issued upon purchase by us, or conversion, of such notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

         The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of Class A Subordinate Voting Stock into which such notes are convertible. To our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding Class A Subordinate Voting Stock.

         The principal amounts of the notes provided in the table below is based on information provided to us by each of the selling securityholders, and the percentages are based on $75,000,000 aggregate principal amount of notes outstanding. The number of shares of our Class A Subordinate Voting Stock that may be sold is based on the current conversion rate of 117.647 shares of our Class A Subordinate Voting Stock for each $1,000 principal amount of notes.

         Since the date on which the selling securityholders provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in one or more transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our Class A Subordinate Voting Stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of Class A Subordinate Voting Stock issuable upon conversion of the notes may increase or decrease.

         The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or shares of Class A Subordinate

Voting Stock issuable upon conversion of the notes, we cannot estimate the amount of notes or how many shares of Class A Subordinate Voting Stock that the selling securityholders will hold upon consummation of any such sales.





                                                                                 Number of
                                        Aggregate                              shares of Class
                                       Principal                               A Subordinate
                                      Amount of Notes                           Voting Stock
                                       That May Be                              That May Be         Percentage of
                                      Sold Under this        Percentage of     Sold Under this          Shares
                Name                     Prospectus        Notes Outstanding    Prospectus(1)       Outstanding(2)
-------------------------------------- ------------------- ------------------- ------------------- -------------------
Amaranth L.L.C.                               $19,750,000             26.333%           2,323,529              4.532%

B.G.I. Global Investors c/o                       $40,000                   *               4,705                   *
Forest Investment Mngt. L.L.C.

Casurina Limited Partnership                     $500,000                   *              58,823                   *

Casurina Performance Fund                        $350,000                   *              41,176                   *

Caxton International Limited                   $2,000,000              2.667%             235,294                   *

Credit Suisse First Boston                    $15,000,000             20.000%           1,764,705              3.500%
(Europe) Limited

Front Street Investment                          $150,000                   *              17,647                   *
Management Inc. - First Wave
Inc. (formerly Tuscarora
Investment Management Inc.)

Forest Fulcrum Fund L.L.P.                       $130,000                   *              15,294                   *

Forest Global Convertible Fund                   $550,000                   *              64,705                   *
Series A-5

Forest Multi-Strategy Master                     $160,000                   *              18,823                   *
Fund SPC, on behalf of Series F,
Multi-Strategy Segregated
Portfolio

Libra Fund LP                                    $464,500                   *              54,647                   *

Libra Offshore Ltd.                               $35,500                   *               4,176                   *

LLT Limited                                       $50,000                   *               5,882                   *

Lyxor Master Fund c/o Forest                     $120,000                   *              14,117                   *
Investment Mngt. L.L.C.

Shepherd Investments                          $10,992,000             14.656%           1,293,176              2.590%
International,Ltd.

Stark Trading                                  $7,328,000              9.771%             862,117              1.740%

Sunrise Partners Limited                       $3,480,000              4.640%             409,411                  *
Partnership

Zurich Master Hedge Fund c/o                      $70,000                   *               8,235                   *
Forest Investment Mngt. L.L.C.

All other holders of the notes or             $13,830,000             18.440%           1,627,058              3.235%
future transferees, pledgees,
donees, assignees or successors of



                                                                21

any such holders (3)

Total                                         $75,000,000            100.000%        8,823,529(4)             15.346%




*  Less than one percent (1%)

(1) The number of shares of Class A Subordinate Stock beneficially owned and being offered, as set forth in the table, has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, include shares of Class A Subordinate Voting Stock into which the notes are convertible, and assumes a conversion price of $8.50 per share of Class A Subordinate Voting Stock and the payment of cash in lieu of fractional shares. In addition, the conversion price of the notes may be adjusted under certain circumstances which will change the number of shares of Class A Subordinate Voting Stock received upon their conversion. See "Description of the Notes - Conversion of the Notes".


(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act, using 48,674,796 shares of Class A Subordinate Voting Stock outstanding as of March 17, 2003. In calculating this percentage for each holder, we treated as outstanding the number of shares of Class A Subordinate Voting Stock issuable upon the conversion of all that holder's notes, but we did not assume conversion of any other holders' notes, or include any other shares of Class A Subordinate Voting Stock that may be held by such holder. Does not include shares of Class A Subordinate Voting Stock that may be issued by us upon redemption or purchase of the notes by us at the option of the holder.


(3) Information concerning other selling securityholders, including current holders of the notes for which we have not received information regarding their holdings, will be included in supplements to this prospectus, if required. For purposes of this table, we have assumed that any other holders of the notes, or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the notes, do not beneficially own any other shares of Class A Subordinate Voting Stock, other than the shares of Class A Subordinate Voting Stock issuable upon the conversion of the notes.


(4) Represents the number of shares of Class A Subordinate Voting Stock into which $75,000,000 of notes would be convertible at the initial conversion rate described in footnote 1 above.


                           DESCRIPTION OF THE NOTES

         We issued the notes under an indenture dated as of December 2, 2002, between us and The Bank of New York, as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes. A copy of the indenture, including the form of certificate evidencing the notes, is included as an exhibit to the registration statement of which this prospectus is a part.

         In this section of the prospectus entitled "Description of the Notes," when we refer to "MEC," "we," "our," or "us," we are referring to Magna Entertainment Corp. and not any of its subsidiaries.

         General

         The notes are general unsecured obligations of MEC and are subordinate in right of payment as described under "Subordination of Notes" below. The notes are convertible into our Class A Subordinate Voting Stock as described under "Conversion of Notes" below. The aggregate principal amount of the notes is $75.0 million. The notes were issued in denominations of $1,000 or in multiples of $1,000. The notes will mature on December 15, 2009, unless earlier redeemed at our option, converted at your option, or purchased by us at your option upon a change in control.

         Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of MEC, except to the extent described under "Purchase of Notes at Your Option Upon a Change in Control" below.

         The notes bear interest at the annual rate of 7 1/4%. Interest is payable on June 15 and December 15 of each year, beginning June 15, 2003, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be June 1 and December 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $1.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

         We will maintain an office in New York City where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be, and the initial notes were, issued only in fully registered book entry form, without coupons, and are represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

         Conversion of Notes

         You have the right, at your option, to convert your notes into shares of our Class A Subordinate Voting Stock at any time until the close of business on the last business day prior to maturity, unless previously redeemed or purchased, at the conversion price of $8.50 per share, subject to the adjustments described below. This is equivalent to a conversion rate of approximately 117.647 shares of Class A Subordinate Voting Stock for each $1,000 principal amount of notes.

         Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any Class A Subordinate Voting Stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date (except for notes or portions of notes called for redemption or subject to purchase following a change in control on a redemption date or a purchase date, as the case may be, occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the principal amount being converted. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

         We will not issue fractional shares of Class A Subordinate Voting Stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing market price of the Class A Subordinate Voting Stock on the last trading day prior to the date of conversion.

         If the notes are called for redemption or are subject to purchase following a change in control, your conversion rights on the notes called for redemption or so subject to purchase will expire at the close of business on the last business day before the redemption date or purchase date, as the case may be, or such earlier date as the notes are presented for redemption or for purchase, unless we default in the payment of the redemption price or purchase price, in which case, your conversion right will terminate at the close of business on the date the default is cured and the notes are redeemed or purchased. If you have submitted your notes for purchase upon a change in control, you may convert your notes only if you withdraw your election in accordance with the indenture.

         The conversion price will be adjusted upon the occurrence of:

         (1) the issuance of shares of our Class A Subordinate Voting Stock as a dividend or distribution on our Class A Subordinate Voting Stock;

         (2) the subdivision or combination of our outstanding Class A Subordinate Voting Stock;

         (3) the issuance to all or substantially all holders of our Class A Subordinate Voting Stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our Class A Subordinate Voting Stock, or securities convertible into our Class A Subordinate Voting Stock, at a price per share or a conversion price per share less than the then current market price per share; provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

         (4) the distribution to all or substantially all holders of our Class A Subordinate Voting Stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

          o dividends, distributions and rights or warrants referred to in clause (1) or (3) above; and

          o distribution of rights to all holders of Class A Subordinate Voting Stock pursuant to an adoption of a shareholder rights plan;

         (5) the dividend or distribution to all or substantially all holders of our Class A Subordinate Voting Stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our Class A Subordinate Voting Stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our Class A Subordinate Voting Stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

         (6) the purchase of our Class A Subordinate Voting Stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our Class A Subordinate Voting Stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our Class A Subordinate Voting Stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

         If we implement a shareholders rights plan, we are required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the Class A Subordinate Voting Stock prior to conversion, subject to certain limited exceptions.

         In the event of:

         o    any reclassification of our Class A Subordinate Voting Stock;

         o    a consolidation, merger or combination involving MEC; or

         o a sale or conveyance to another person of the property and assets of MEC as an entirety or substantially as an entirety;

in which holders of our outstanding Class A Subordinate Voting Stock would be entitled to receive stock, other securities, other property, assets or cash for their Class A Subordinate Voting Stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by Class A Subordinate Voting Stock holders immediately prior to one of these types of events.

         You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Certain United States Federal Income Tax Considerations -- U.S. Holders--Constructive Dividends Upon Adjustment of Conversion Price".

         We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our Class A Subordinate Voting Stock in connection with a dividend or distribution of stock or similar event.

         No adjustment in the conversion price is required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our Class A Subordinate Voting Stock or any securities convertible into or exchangeable for our Class A Subordinate Voting Stock or the right to purchase our Class A Subordinate Voting Stock or such convertible or exchangeable securities.

         Subordination of Notes

         The notes are subordinate in right of payment to all our existing and future Senior Debt. The indenture does not restrict the amount of Senior Debt or other Indebtedness that we or any of our subsidiaries may incur. As of October 31, 2002, assuming the original issuance of the notes had been completed, the notes would have been subordinated to approximately $73.5 million in aggregate principal amount of our Senior Debt. As of October 31, 2002, our subsidiaries had $151.1 million in aggregate outstanding obligations. After giving effect to the original issuance of the notes, we would have had approximately $123.5 million in aggregate principal amount of Indebtedness as of October 31, 2002.

         The indenture provides that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings relative to MEC or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of MEC, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of MEC, then holders of Senior Debt will receive payment in full before the holders of the notes receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of the notes. The indenture also provides that MEC shall not make any payment, and the holders of the notes shall not be entitled to receive any payment or benefit (including without limitation by compensation, set-off, combination of accounts or realization of security or otherwise in any manner whatsoever), on account of indebtedness represented by the notes at any time when a default or an event of default, as defined in the agreement or instrument pursuant to which such indebtedness is incurred (or any condition, event or act which with notice, lapse of time or both would constitute an event of default) has occurred under any Senior Debt that is continuing and the notice of such default or event of default has been given to MEC by or on behalf of the holders of any Senior Debt, unless such Senior Debt has been repaid in full or unless and until such default or event of default has been cured or waived or has ceased to exist.

         Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization of us or acceleration of the principal amount due on the notes because of any event of default, all Senior Debt must be paid in full in cash before the holders of the notes are entitled to any payments whatsoever.

         As a result of these subordination provisions, in the event of our insolvency, holders of the notes may recover ratably less than the holders of our Senior Debt and our general creditors. Such subordination will not prevent the occurrence of any Event of Default under the indenture.

         If the trustee or any holder of notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the notes before all Senior Debt is paid in full in cash, then the payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

         The notes are our exclusive obligations. Since a significant amount of our operations are conducted through our subsidiaries, our cash flow and our consequent ability to service debt, including the notes, will depend in part upon the earnings of our subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by those subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, will depend upon the earnings of those subsidiaries and are subject to various business considerations.

         Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be in effect subordinate to any obligations secured by the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

         The indenture does not limit the amount of additional indebtedness, including Senior Debt, that we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities that any subsidiary may create, incur, assume or guarantee.

         Definitions:

         "Credit Agreement" means the Amended and Restated Credit Agreement dated as of December 2, 2002, between MEC, the Guarantors named therein, Bank of Montreal, acting through its Chicago lending office and BMO Nesbitt Burns, a division of Bank of Montreal, as arranger, as such facility may be further amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such facility or a successor facility, whether by the same or any other lender of group of lenders.

         "Exchange Rate Contract" means, with respect to any person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

         "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, the notes or similar instruments or letters of credit, bank guarantees or bankers' acceptances, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property, including pursuant to capital leases and sale-and-leaseback transactions, or representing our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with GAAP, to be accounted for as capitalized lease obligations on our balance sheet, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. Indebtedness shall not include liabilities for taxes of any kind.

         "Interest Rate Agreement" means, with respect to any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

         "Senior Debt" with respect to us means Indebtedness (including any monetary obligation in respect of the Credit Agreement, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) of ours arising under the Credit Agreement or any other Indebtedness of ours, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us.

         Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by us for compensation to employees, or for goods or materials purchased or for services obtained in the ordinary course of business or (b) our Indebtedness that expressly provides that it shall not be senior in right of payment to the notes or expressly provides that it is on the same basis as or junior to the notes.

         Optional Redemption

         The notes may not be redeemed at our option prior to December 21, 2005. Thereafter the notes may be redeemed at our option in whole, or in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the notes, at 100% of the principal amount of the notes together with accrued interest up to, but not including, the redemption date; provided that (1) in connection with any redemption of the notes occurring on or after December 21, 2005 and until December 15, 2007, the closing price of our Class A Subordinate Voting Stock has exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to the mailing of the notice of redemption and (2) if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

         If fewer than all the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be the portion selected for redemption.

         No sinking fund is provided for the notes.

         Purchase of Notes at Your Option upon a Change in Control

         If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the notes together with accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount. We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

         o information about and the terms and conditions of the change in control;

         o    information about the holders' right to convert the notes;

         o    the holders' right to require us to purchase the notes;

         o the procedures required for exercise of the purchase option upon the change in control; and

         o    the name and address of the paying and conversion agents.

         You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. A change in control will be deemed to have occurred if any of the following occurs:

         o any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

         o we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

         o the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of MEC (whether or not otherwise in compliance with the indenture).

         However, a change in control will be deemed not to have occurred if:

         o any of the Stronach Trust, Frank Stronach or any member of his immediate family or any of their heirs or personal representatives, continue to be the "beneficial owner", directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors; or

         o the last sale price of our Class A Subordinate Voting Stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

         o in the case of a merger or consolidation, all the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the change in control consists of Class A Subordinate Voting Stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such Class A Subordinate Voting Stock.

         For purposes of this change in control definition:

         o "person" and "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

         o a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

         o "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

         o "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control, including the shares of Class A Subordinate Voting Stock issuable upon conversion of the notes; and

         o "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

         The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of "all or substantially all" our assets.

         We will under the indenture:

         o comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

         o file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

         o otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

         This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our Class A Subordinate Voting Stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the Initial Purchasers of the notes.

         We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including Senior Debt, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including Senior Debt, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

         Certain of our debt agreements that we may enter into in the future may prohibit our redemption or repurchase of the notes and provide that a change in control constitutes an event of default.

         We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

         If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of this future debt to accelerate or require us to repurchase this future debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

         Events of Default

         Each of the following constitutes an event of default under the indenture:

         (1) we fail to pay principal on any note when due, whether or not prohibited by the subordination provisions of the indenture;

         (2) we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

         (3) we fail to perform any other agreement required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

         (4) we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

         (5) we fail to provide timely notice of a change in control if such failure continues for 30 days after notice is given;

         (6) any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly, or indirectly, by us) in an aggregate outstanding principal amount in excess of $10.0 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 30 days after written notice as provided in the indenture; and

         (7) certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

         If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

         After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

         Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

         No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

         o the holder has previously given the trustee written notice of a continuing event of default;

         o the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

         o the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

         However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

         Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

         o    we fail to pay principal or interest on any note when due;

         o we fail to convert any note into Class A Subordinate Voting Stock in accordance with the provisions of the note and the indenture; or

         o we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected to waive such failure.

         We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not MEC, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

         Modification and Waiver

         We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

         o change the stated maturity of the principal of, or interest on, any note;

         o    reduce the principal amount of or any interest on any note;

         o reduce the amount of principal payable upon acceleration of the maturity of any note;

         o change the place or currency of payment of principal of, or any interest on, any note;

         o impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

         o modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

         o modify the subordination provisions in a manner materially adverse to the holders of notes;

         o adversely affect the right of holders to convert notes other than as provided in the indenture;

         o reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

         o reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

         o modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

         We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the rights of any note holder in any material respect.

         Consolidation, Merger and Sale of Assets

         We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

         o the successor person, if any, is a corporation organized and existing under the laws of the United States, Canada, any state of the United States, any province of Canada or the District of Columbia and assumes our obligations on the notes and under the indenture;

         o immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

         o    other conditions specified in the indenture are met.

         Satisfaction and Discharge

         We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have or will become due and payable at their scheduled maturity within one year or (2) all outstanding notes are scheduled for redemption within one year, and, in either case, we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided, however, that the foregoing shall not discharge our obligation to effect conversion, registration of transfer or exchange of securities in accordance with the terms of the indenture.

         Transfer and Exchange

         We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

         o vary or terminate the appointment of the security registrar, paying agent or conversion agent;

         o    act as the paying agent;

         o    appoint additional paying agents or conversion agents; or

         o approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

         Purchase and Cancellation

         All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

         We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

         Replacement of Notes

         We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

         Governing Law

         The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

         Concerning the Trustee

         The Bank of New York has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

         The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

         Book-Entry, Delivery and Form

         The notes were originally sold in the United States in reliance on Rule 144A or in offshore transactions in reliance on Regulation S and were initially issued in the form of two permanent global securities. The global securities were deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. The notes sold under this prospectus will be represented by new unrestricted global securities.

         DTC has advised us that it is:

         o a limited purpose trust company organized under the laws of the State of New York;

         o    a member of the Federal Reserve System;

         o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

         o    a "clearing agency" registered pursuant to the provisions of
              Section 17A of the Exchange Act.

         DTC was created to hold securities of institutions that have accounts with DTC (the "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         We expect that pursuant to procedures established by DTC upon the deposit of the new global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities. Investors may also hold their interests in the global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC.

         Owners of beneficial interests in global securities who desire to convert their interests into Class A Subordinate Voting Stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

         So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the indenture and, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear and Clearstream. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         We will make payments of principal and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

         We expect that DTC or its nominee, upon receipt of any payment of principal or interest (including additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

         Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note for a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required. Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the initial purchasers, nor the trustee will have any responsibility for the performance or nonperformance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

         The information in this section concerning DTC, Clearstream, Euroclear and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy thereof.

                         DESCRIPTION OF CAPITAL STOCK

Capital Stock

         This section describes the general terms of our capital stock. The capital stock and the rights of common stockholders are subject to the applicable provisions of the General Corporation Law of the State of Delaware and our restated certificate of incorporation.


         Our authorized capital stock consists of 310,000,000 shares of Class A Subordinate Voting Stock, par value $0.01 per share, and 90,000,000 shares of Class B Stock, par value $0.01 per share. As of January 31,2003, there were 48,674,796 shares of Class A Subordinate Voting Stock outstanding and 58,466,056 shares of Class B Stock outstanding (all of which shares of Class B Stock are owned, directly or indirectly, by Magna International and are convertible into shares of Class A Subordinate Voting Stock).

         Our Class A Subordinate Voting Stock trades on the Nasdaq National Market under the symbol "MECA" and on the Toronto Stock Exchange under the symbol "MEC.A". Until February 26, 2002, our Class A Subordinate Voting Stock traded on the Nasdaq National Market under the symbol "MIEC" and on the Toronto Stock Exchange under the symbol "MIE.A". There is no market for our Class B Stock.


Class A Subordinate Voting Stock

         The holders of shares of our Class A Subordinate Voting Stock are entitled:

o to one vote for each share of Class A Subordinate Voting Stock held (together with the holders of our Class B Stock who are entitled to vote at such meetings on the basis of 20 votes per share of Class B Stock held) at all meetings of our stockholders other than meetings of the holders of another class or series of shares;

o on a pro rata basis with the holders of our Class B Stock, to receive any dividends (except for certain stock dividends as described below) that may be declared by our board of directors; and

o after the payment of all our liabilities, to receive, on a pro rata basis with the holders of our Class B Stock, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our stockholders for the purpose of winding-up our affairs.

         Under our restated certificate of incorporation, our board of directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Stock in shares of our Class A Subordinate Voting Stock, and payable on our Class B Stock in shares of our Class A Subordinate Voting Stock or in shares of our Class B Stock. However, no dividend payable in shares of our Class B Stock may be declared on shares of our Class A Subordinate Voting Stock.

         The holders of shares of our Class A Subordinate Voting Stock have additional voting rights under our corporate constitution. See "Corporate Constitution".

         Our restated certificate of incorporation provides that if the approval of the holders of our Class A Subordinate Voting Stock voting as a separate class is required, such approval shall be given by a majority of the votes cast at a meeting of such holders, other than the votes attaching to our Class A Subordinate Voting Stock beneficially owned, directly or indirectly, by Magna International or by any person who, by agreement, is acting jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction. These limitations do not apply to any other holder of our Class A Subordinate Voting Stock.

Class B Stock

         The holders of our Class B Stock are entitled:

o to 20 votes for each share of Class B Stock held (together with the holders of our Class A Subordinate Voting Stock who are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of our stockholders other than meetings of the holders of another class or series of shares;

o on a pro rata basis with the holders of our Class A Subordinate Voting Stock, to receive any dividends (except for certain stock dividends as described below) that may be declared by our board of directors;

o after the payment of all our liabilities, to receive, on a pro rata basis with the holders of our Class A Subordinate Voting Stock, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our stockholders for the purpose of winding-up our affairs; and

o from time to time, to convert shares of our Class B Stock into shares of our Class A Subordinate Voting Stock on a one-for-one basis.

         Under our restated certificate of incorporation, our board of directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Stock in shares of our Class A Subordinate Voting Stock, and payable on our Class B Stock in shares of our Class A Subordinate Voting Stock or in shares of our Class B Stock. However, no dividend payable in shares of our Class B Stock may be declared on shares of our Class A Subordinate Voting Stock.

         None of our Class B Stock may be issued (other than in connection with a stock dividend) without the approval by ordinary resolution of the holders of our Class B Stock, voting as a separate class.

         Holders of our Class B Stock have additional voting rights under our corporate constitution. See "Corporate Constitution".

Amendments to Stock Provisions and Other Matters

         Any amendment to our restated certificate of incorporation to add, delete or vary any right, privilege, restriction or condition attaching to the Class A Subordinate Voting Stock that adversely affects the rights of the holders of Class A Subordinate Voting Stock requires the prior written approval of the holders of all our outstanding Class A Subordinate Voting Stock or a resolution authorized by at least two-thirds of the votes cast at a separate meeting of the holders of the Class A Subordinate Voting Stock called and held for that purpose (provided, however, that an amendment to create stock ranking in priority to or on a parity with the Class A Subordinate Voting Stock shall be deemed not to adversely affect the rights of the holders of Class A Subordinate Voting Stock). It is further required that a majority of the votes cast at such a meeting, or in any other vote by Class A Subordinate Voting Stock holders voting as a class, not be votes attaching to the Class A Subordinate Voting Stock beneficially owned, directly or indirectly, by Magna International, or by any person who, by agreement, acts jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction.

         Any amendment to our restated certificate of incorporation to add, delete or vary any right, privilege, restriction or condition attaching to the Class B Stock or to create stock ranking in priority to or on a parity with the Class B Stock requires the prior written approval of the holders of all our outstanding Class B Stock or a resolution authorized by at least two-thirds of the votes cast at a separate meeting of the holders of Class B Stock called and held for that purpose.

         Our Class A Subordinate Voting Stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. Our Class B Stock is not redeemable, has no preemptive rights and is not liable for further assessments or calls. Each share of Class B Stock may be converted at any time into one fully-paid share of Class A Subordinate Voting Stock. All shares of Class A Subordinate Voting Stock offered hereby will be fully paid and non-assessable.

Takeover Protection

         Under applicable law, an offer to purchase shares of our Class B Stock would not necessarily result in an offer to purchase shares of our Class A Subordinate Voting Stock. Magna International, as the holder of all our issued and outstanding Class B Stock, has entered into a trust agreement with Computershare Trust Company of Canada (as successor to Montreal Trust Company of Canada) and us. This trust agreement provides that the holders of our Class A Subordinate Voting Stock will not be deprived of any rights under applicable takeover bid laws to which they would have been entitled in the event of a takeover bid (which may include a private offer to purchase) if our Class B Stock and the Class A Subordinate Voting Stock were a single class of stock. For these purposes, a takeover bid is generally defined as an offer to acquire any of our outstanding equity or voting stock where the party making the offer would, if the offer were accepted, own more than 20% of the shares of any class of our stock.

         Under the trust agreement, Magna International agrees not to sell any of our Class B Stock that it owns, directly or indirectly, to any person under circumstances in which (1) the offer is a takeover bid for purposes of Ontario securities laws and (2) those securities laws would have required the same offer to be made to all holders of our Class A Subordinate Voting Stock if the offer had been made for Class A Subordinate Voting Stock rather than Class B Stock. One circumstance where Ontario securities laws would not require the same offer to be made to all holders of Class A Subordinate Voting Stock is where Magna International, as the only holder of our Class B Stock, sells shares of Class B Stock for a price not exceeding 115% of the average of the closing prices of the Class A Subordinate Voting Stock over the 20 trading days immediately preceding the sale.

         This restriction will not apply if: (1) the sale is made pursuant to an offer to purchase only part of the Class B Stock made to all holders of our Class B Stock and an identical offer in all material respects is made concurrently to purchase our Class A Subordinate Voting Stock, which identical offer has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Class B Stock; or (2) there is a concurrent unconditional offer to purchase all our Class A Subordinate Voting Stock at a price per share at least as high as the highest price per share paid pursuant to the takeover bid for the Class B Stock.

         The trust agreement contains provisions for the authorization of action by the trustee to enforce the rights of the holders of our Class A Subordinate Voting Stock. The trustee only has to enforce these rights if either we or the holders of our Class A Subordinate Voting Stock agree to pay the trustee's costs and to indemnify the trustee. A holder of our Class A Subordinate Voting Stock is not entitled to take action unless the trustee refused to act after a request to do so by holders of at least 10% of our outstanding Class A Subordinate Voting Stock.

         The trust agreement prohibits Magna International from disposing of any shares of our Class B Stock unless the disposition is conditional upon the person acquiring those shares becoming a party to the trust agreement. Conversion of Class B Stock into Class A Subordinate Voting Stock and the subsequent sale of that Class A Subordinate Voting Stock is excluded from this prohibition.

         The trust agreement provides that it may not be amended and material provisions cannot be waived, without the approval of the Toronto Stock Exchange and at least two-thirds of the votes cast by the holders of the Class A Subordinate Voting Stock. The two-thirds majority must include a simple majority of the votes cast by holders of the Class A Subordinate Voting Stock, excluding any of our principal stockholders and their affiliates and any persons who have an agreement to purchase Class B Stock on terms that would constitute a sale for the purposes of the trust agreement.

         The trust agreement does not prevent the holder of our Class B Stock from:

o granting a security interest in shares of our Class B Stock in connection with a bona fide borrowing, provided that the secured party concurrently agrees in writing to become a party to the trust agreement; or

o selling, transferring or otherwise disposing of all or any of the shares of our Class B Stock to a company controlled by or under common control with the holder, provided that the transferee concurrently agrees in writing to become a party to the trust agreement.

         No provision of the trust agreement limits the rights of any holder of our Class A Subordinate Voting Stock under any applicable securities legislation.

                            CORPORATE CONSTITUTION

         We have adopted certain organizational and operating policies and principles used by Magna International to define the rights of employees and investors to participate in profits and growth and to impose discipline on management, some of which have been embodied in our corporate constitution. The following description summarizes the material terms and provisions of our corporate constitution, which cannot be amended or varied without the prior approval of the holders of a majority of our Class A Subordinate Voting Stock (not including shares held by Magna International or any person who, by agreement, is acting jointly with Magna International or over which Magna International or any such person exercises direct or indirect control or direction) and our Class B Stock, each voting as a separate class.

Board of Directors

         Our corporate constitution provides that, unless otherwise approved by the holders of our Class A Subordinate Voting Stock and our Class B Stock, each voting as a separate class, (1) a majority of the members of our board of directors shall be individuals who are not our officers or our employees or individuals related to these persons, and (2) at least two of our directors shall be individuals who are not our officers or employees, or directors, officers or employees of any of our affiliates, including Magna International, nor persons related to any such officers, employees or directors.

Employee Profit Sharing Plan

         We are currently examining the establishment of an employee profit sharing plan pursuant to which a percentage of our pre-tax profits before profit sharing for each fiscal year would be allocated to our employee profit sharing plan and/or otherwise be distributed to our employees or the employees of our subsidiaries who do not participate in a similar plan, and who do not receive management incentive bonuses, during that year or the immediately following fiscal year.

Required Allocations

Dividends

         The holders of our common stock are entitled to receive dividends, as and when declared by our board of directors, out of any legally available funds as follows. In respect of our fiscal years commencing January 1, 2004 and 2005, unless otherwise approved by ordinary resolution of the holders of each of our Class A Subordinate Voting Stock and our Class B Stock, each voting as a separate class, the holders of our Class A Subordinate Voting Stock and our Class B Stock will be entitled to receive and we will pay, as and when declared by our board of directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of each fiscal year so that the aggregate of the dividends paid or payable in respect of that year is at least equal to 10% of our after-tax profits for that fiscal year; in respect of each fiscal year thereafter, holders of our Class A Subordinate Voting Stock and our Class B Stock will be entitled to receive, as and when declared by our board of directors out of funds properly applicable to the payment of dividends, non-cumulative dividends in respect of such fiscal year so that the aggregate of the dividends paid or payable in respect of that year shall be equal to the greater of (1) 10% of our after-tax profits for that fiscal year and (2) an amount such that the aggregate of the dividends paid or payable in respect of that fiscal year and the two immediately preceding fiscal years is at least 20% of our after-tax profits for such three-year period.

         For further information regarding dividends payable with respect to our capital stock, see "Description of Capital Stock--Capital Stock" and "Dividend Policy".

Social Objectives

         Pursuant to our corporate constitution, a maximum of 2% of our annual pre-tax profits beginning with 2004 shall be allocated to the promotion of social objectives during each fiscal year or the immediately following fiscal year. Social objectives are objectives that are in our executive management's opinion of a political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other useful nature to the communities in which we or our affiliates operate.

Incentive Bonuses

         Our corporate constitution provides that the incentive bonuses paid or payable to our corporate management in respect of each fiscal year, beginning with 2004, shall not, in the aggregate, exceed 6% of our pre-tax profits before profit sharing for such fiscal year. Our executive management, with the approval of our board of directors or a duly appointed committee of our board, has the right to allocate the amount to be paid to individuals within our corporate management as well as to determine the timing and manner of payment (whether in cash or in our shares or otherwise).

Authorized Capital Stock

         Our corporate constitution provides that no resolution of our board of directors purporting to:

o increase the maximum number of authorized shares of any class of our stock; or

o create a new class or series of stock having voting rights of any kind (other than on default of payment of dividends) or having rights to participate in our profits in whatever manner (other than a class or series convertible into existing classes of stock or a class or series of stock having a fixed dividend or a dividend determined without regard to profits);

shall be effective unless such resolution is approved by ordinary resolution of the holders of each of our Class A Subordinate Voting Stock and our Class B Stock voting separately as a class.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following describes the material United States federal income tax consequences of the purchase, ownership and disposition of the notes and the shares of Class A Subordinate Voting Stock issuable upon conversion of the notes (each, a "Security" and collectively the "Securities"). This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, all of which are subject to change which change may be on a retroactive basis. This summary discusses only the principal U.S. federal income tax consequences to those beneficial owners ("Holders") who purchase the notes in the initial offering at their "issue price", as defined in
Section 1273 of the Code and who hold the Securities as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax treatment of Holders that may be subject to special tax rules, including certain financial institutions, insurance companies, dealers in securities or foreign currencies, and U.S. persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Persons considering the purchase of a Security should consult their tax advisors with regard to the application of the United States and other income tax laws to their particular situations.

         For purposes of this discussion, "U.S. Holder" means a Holder of a Security that is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the U.S., (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (A) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (B) it was in existence on August 20, 1996 and has elected to continue to be treated as a United States trust. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of any notes or shares of Class A Subordinate Voting Stock, the treatment of a partner in that partnership will generally depend on the status of such partner and the activities of such partnership. For purposes of this discussion, a "Non-U.S. Holder" means any Holder of a Security that is not a U.S. Holder.

U.S. Holders

         The following is a summary of the material U.S. federal income tax consequences with respect to the purchase, ownership and disposition of the Securities by U.S. Holders.

         Interest

         Interest paid on a note will generally be taxable to a U.S. Holder as ordinary income at the time the interest is received or accrued in accordance with such U.S. Holder's method of tax accounting.

         Sale, Exchange, Redemption, Retirement or Other Disposition of the
Notes

         Upon the sale, exchange, redemption, retirement or other disposition of a note other than conversion into shares of Class A Subordinate Voting Stock, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition (not including any amount attributable to accrued but unpaid interest) and such U.S. Holder's adjusted tax basis in the note. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of disposition, the note was held for more than one year.

         Constructive Dividends Upon Adjustment of Conversion Price

         The conversion price of the notes may be adjusted under certain circumstances. Section 305 of the Code treats certain actual or constructive distributions of stock with respect to stock or convertible securities as a distribution taxable as a dividend, to the extent of current or accumulated earnings and profits. Under applicable Treasury Regulations, an adjustment of the conversion price may, under certain circumstances, be treated as a constructive dividend to the extent that it increases the proportional interest of a U.S. Holder of a note in fully diluted shares of Class A Subordinate Voting Stock, whether or not the Holder ever converts the note into such stock. Generally, a U.S. Holder's tax basis in a note will be increased by the amount of any constructive dividend. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could give rise to constructive dividend income to U.S. Holders of shares of Class A Subordinate Voting Stock in certain circumstances.

         Conversion into Shares of Class A Subordinate Voting Stock

         No gain or loss will generally be recognized for U.S. federal income tax purposes on conversion of the notes solely into shares of Class A Subordinate Voting Stock, except with respect to any cash received in lieu of a fraction share of a Class A Subordinate Voting Stock or any accrued interest not previously included in the U.S. Holder's income. The tax basis for the shares of Class A Subordinate Voting Stock received upon conversion will be equal to the adjusted tax basis of the converted notes (exclusive of any tax basis allocable to a fractional share), and the holding period of such shares of Class A Subordinate Voting Stock will generally include the holding period of such notes.


         Upon conversion by the Company of the notes into Class A Subordinate Voting Stock, cash received in lieu of a fractional share of Class A Subordinate Voting Stock will generally be treated as a payment in exchange for such fractional share. The receipt of such cash will generally result in gain or loss measured by the difference between the cash the U.S. Holder received for the fractional share and the U.S. Holder's adjusted tax basis allocable to the fractional share.


         Dividends on Shares of Class A Subordinate Voting Stock

         Distributions made to a U.S. Holder with respect to shares of Class A Subordinate Voting Stock up to the amount of the Company's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will generally be taxable as ordinary dividend income. Provided certain conditions are met, U.S. Holders that are corporations should be entitled to the dividends-received deduction with respect to amounts treated as ordinary dividend income. To the extent in excess of the Company's current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital to the extent of the U.S. Holder's tax basis in the shares of Class A Subordinate Voting Stock with respect to which the distribution was made, and thereafter as a gain from the sale or exchange of such shares of Class A Subordinate Voting Stock.

         Disposition of Shares of Class A Subordinate Voting Stock

         Upon a sale or exchange of shares of Class A Subordinate Voting Stock, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in such shares of Class A Subordinate Voting Stock. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the shares were held for more than one year.

         Information Reporting and Backup Withholding

         A U.S. Holder may be subject to U.S. information reporting with respect to interest paid on the notes, to dividends paid on the shares of Class A Subordinate Voting Stock and to cash proceeds from the sale, exchange, redemption, or retirement or other disposition of the notes or sale or exchange of the shares of Class A Subordinate Voting Stock, unless such U.S. Holder is corporation or comes within certain other exempt categories and, when required, demonstrates this fact. A U.S. Holder that is subject to U.S. information reporting generally will also be subject to U.S. backup withholding tax unless such U.S. Holder provides certain information to the Company or its agent, including a correct taxpayer identification number and a certification that it is not subject to backup withholding. A U.S. Holder that does not comply with these requirements may be subject to certain penalties. Any amounts withheld from a payment to a U.S. Holder under the backup withholding provision is generally creditable against the U.S. Holder's federal income tax liability.

Non-U.S. Holders

         The following discussion is a summary of the principal U.S. federal income consequences resulting from the purchase, ownership and disposition of the Securities by Non-U.S. Holders.

         Payment of Interest

         Generally, interest income of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business will be subject to a withholding tax at a 30% rate, or lower rate specified by an applicable income tax treaty. Under the Canada/U.S. Income Tax Treaty, for Non-U.S. Holders resident in Canada that do not qualify for the exemption discussed below, the withholding tax rate on interest will generally be 10%. However, interest income earned on the notes by a Non-U.S. Holder may qualify for an exemption, referred to as the portfolio interest exemption, and as a result should not be subject to U.S. federal withholding tax. Interest paid on the notes to a Non-U.S. Holder generally will qualify for the portfolio interest exemption if:

1. the interest is not effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder;

2. the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of the Company's stock entitled to vote;

3. the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company through stock ownership (for this purpose, the Holder of notes would be deemed to own constructively the Class A Subordinate Voting Stock into which it could be converted);

4. the Non-U.S. Holder, under penalty of perjury, certifies to the Company or its agent that it is not a U.S. person and provides its name, address and taxpayer identification number, if applicable, or otherwise satisfies the applicable identification requirements; and

5. the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

         If a Non-U.S. Holder satisfies certain requirements, the certification described above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business.

         The Treasury Regulations require that foreign partnerships and certain foreign trusts must provide additional documentation which (i) certifies the U.S. or foreign status of the individual partners, beneficiaries or owners of the partnership or trust and (ii) provides certain information regarding the individual partners, beneficiaries, or owners including their names and addresses.

         A Non-U.S. Holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the Non-U.S. Holder provides proper certification as to the holder's exemption from withholding. If the interest is effectively connected with the conduct of a U.S. trade or business, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally, and if a foreign corporation, it may also be subject to a U.S. branch profits tax on its effectively connected earnings and profits at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules. Even though effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder delivers a property executed IRS Form W-8ECI to the Company or its agent.

         Constructive Dividends Upon Adjustment of Conversion Price

         The conversion price of the notes may be adjusted in certain circumstances. An adjustment may give rise to a deemed distribution to Non-U.S. Holders of the notes. See "U.S. Holders - Constructive Dividends on Notes Upon Adjustment of Conversion Price" above. In that case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of shares of Class A Subordinate Voting Stock. See "Dividends on Shares of Class A Subordinate Voting Stock" below.

         Conversion of the Notes

         A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of Class A Subordinate Voting Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share of Class A Subordinate Voting Stock on conversion, that cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or shares of Class A Subordinate Voting Stock.

         Dividends on Shares of Class A Subordinate Voting Stock

         Subject to the discussion below of backup withholding, dividends, if any, paid on shares of Class A Subordinate Voting Stock to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for Non-U.S. Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in "U.S. Holders - Constructive Dividends on Notes Upon Adjustment of Conversion Price" above. Under the Treasury Regulations, Non-U.S. Holders will be required to satisfy certain certification requirements to claim treaty benefits.

         Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid, or deemed paid, that are effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder, and if required by a tax treaty, is attributable to a permanent establishment maintained in the United States. If that Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on its effectively connected earnings and profits at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty. Under the Canada/U.S. Income Tax Treaty, for Non-U.S. Holders resident in Canada the withholding tax rate on dividends will generally be 15%.

         Gain on Disposition of the Notes and Common Stock

         A Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, redemption or retirement of a note, or the sale or exchange of shares of Class A Subordinate Voting Stock, unless:

         1. in the case of an individual Non-U.S. Holder, that holder is present in the U.S. for 183 days or more in the taxable year of the sale, exchange, redemption or retirement and certain other requirements are met;

         2. the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder; or

         3. the Non-U.S. Holder holds (or has held, during the shorter of the five-year period prior to the sale and the period the Non-U.S. Holder has held the Class A Subordinate Voting Stock) more than 5% of our Class A Subordinate Voting Stock and the Company is (or has been during such period) a "United States real property holding corporation" for U.S. federal income tax purposes. The Company currently may be a United States real property holding corporation.

         Federal Estate Tax

         The U.S. federal estate tax will not apply to notes owned by an individual Non-U.S. Holder at the time of his or her death, provided that (1) such Holder does not own 10% or more of the total combined voting power of all classes of the Company's voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on the notes would not have been, if received at the time of such Holder's death, effectively connected with the Holder's conduct of a trade or business in the United States. An individual Non-U.S. holder who owns shares of Class A Subordinate Voting Stock at the time of his or her death, or who had made certain lifetime transfers of an interest in shares of Class A Subordinate Voting Stock while retaining certain powers, rights or interests in the stock, will be required to include the value of that shares of Class A Subordinate Voting Stock in his or her gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

         Backup Withholding and Information Reporting

         The Company must report annually to the IRS and to each Non-U.S. Holder the amount of any interest or dividends paid to that Non-U.S. Holder, and tax withheld, if any, with respect to those payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated. However, U.S. backup withholding and information reporting will not apply to payments of interest or principal on the notes by the Company or its agent to a Non-U.S. Holder if the Non-U.S. Holder satisfies the certification or identification requirements described in "Non-U.S. Holders - Payment of Interest" above, unless the payor knows or has reason to know that the Non-U.S. Holder is not entitled to an exemption from information reporting or backup withholding tax. The payment of the proceeds on the disposition of notes or shares of Class A Subordinate Voting Stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a Non-U.S. Holder of notes or shares of Class A Subordinate Voting Stock effected outside the United States to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if the broker is a U.S. person or has certain connections to the United States, information reporting requirements, but not backup withholding, will apply unless the broker has documentary evidence in its files of the Holder's non-U.S. status and has not actual knowledge, or reason to know, to the contrary or unless the holder otherwise establishes an exemption.

THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE OWNERSHIP, SALE OR OTHER DISPOSITION OF NOTES OR SHARES OF CLASS A SUBORDINATE VOTING STOCK. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NOTES OR SHARES OF CLASS A SUBORDINATE VOTING STOCK, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, AND ANY APPLICABLE INCOME OR ESTATE TAX TREATY.

                                USE OF PROCEEDS

         We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of Class A Subordinate Voting Stock.

                             PLAN OF DISTRIBUTION

         The selling securityholders will be offering and selling all the securities offered and sold under this prospectus. We will not receive any of the proceeds from the offering of the notes or the shares of Class A Subordinate Voting Stock by the selling securityholders.

         However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or, in the case of the notes, Rule 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the notes and shares of Class A Subordinate Voting Stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts, selling commissions and legal fees, in connection with the registration and sale of the notes and the shares of Class A Subordinate Voting Stock covered by this prospectus.

         We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and shares of Class A Subordinate Voting Stock beneficially owned by them and offered hereby from time to time:

o    directly; or

o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the notes and shares of Class A Subordinate Voting Stock for whom they may act as agent.

         The notes and the shares of Class A Subordinate Voting Stock may be sold from time to time in one or more transactions at:

o    fixed prices, which may be changed;

o    prevailing market prices at the time of sale;

o    varying prices determined at the time of sale; or

o    negotiated prices.

         These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or shares of Class A Subordinate Voting Stock offered by them hereby will be the purchase price of the notes or shares of Class A Subordinate Voting Stock less discounts and commissions, if any.

         The sales described in the preceding paragraph may be effected in transactions:

o on any national securities exchange or quotation service on which the notes or shares of Class A Subordinate Voting Stock may be listed or quoted at the time of sale, including the Nasdaq National Market and the Toronto Stock Exchange in the case of our shares of Class A Subordinate Voting Stock;

o    in the over-the counter market;

o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

o    through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the notes and shares of Class A Subordinate Voting Stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and shares of Class A Subordinate Voting Stock in the course of hedging their positions. The selling securityholders may also sell the notes and shares of Class A Subordinate Voting Stock short and deliver the notes and shares of Class A Subordinate Voting Stock to close out short positions, or loan or pledge the notes and shares of Class A Subordinate Voting Stock to broker-dealers that in turn may sell the notes and shares of Class A Subordinate Voting Stock.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the shares of Class A Subordinate Voting Stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the shares of Class A Subordinate Voting Stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the shares of Class A Subordinate Voting Stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S of the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

         The outstanding shares of Class A Subordinate Voting Stock are listed for trading on the Nasdaq National Market and the Toronto Stock Exchange.

         The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of Class A Subordinate Voting Stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the shares of Class A Subordinate Voting Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         Because the selling securityholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which discloses:

o the name of the selling securityholders and any participating underwriters, broker-dealers or agents;

o    the aggregate amount and type of securities being offered;

o the price at which the securities were sold and other material terms of the offering;

o any discounts, commissions, concessions or other times constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

o that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

A prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

         The notes were issued and sold in December 2002 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act or in offshore transactions pursuant to Regulation S under the Securities Act. We have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us, our directors, our officers who sign the registration statement to which this prospectus relates and each person, if any, who controls Magna Entertainment Corp. within the meaning of the Securities Act, against specified liabilities arising under the Securities Act.

         The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying shares of Class A Subordinate Voting Stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying shares of Class A Subordinate Voting Stock to engage in market-making activities with respect to the particular notes and the underlying shares of Class A Subordinate Voting Stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the notes and the underlying shares of Class A Subordinate Voting Stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying shares of Class A Subordinate Voting Stock.

                          INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, until we sell all the securities described in this prospectus:


o Our Annual Report on Form 10-K for the year ended December 31, 2002, dated March 27, 2003.

o Our Proxy Statement filed pursuant to Section 14(a) of the U.S. Securities Exchange Act of 1934, dated March 21, 2003, with respect to the annual meeting of stockholders scheduled to be held on April 30, 2003.


         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                           Magna Entertainment Corp.
                                337 Magna Drive
                            Aurora, Ontario L4G 7K1
                                    Canada
                        Attention: Corporate Secretary
                                (905) 726-2462

         You should rely only on the information incorporated by reference or provided by us in this prospectus. We have not authorized anyone else to provide you with different information. We are only offering these securities in states and provinces where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                 LEGAL MATTERS

         Certain legal matters in connection with the notes and the shares of Class A Subordinate Voting Stock will be passed upon by Sidley Austin Brown & Wood LLP, our special United States counsel.

                                    EXPERTS


         The financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the reports of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC and with the Canadian securities regulatory authorities. Our SEC filings are available at the SEC's website on the World Wide Web at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC and does not contain all the information set forth in the registration statement. This registration statement, including all exhibits, has been filed with the SEC through EDGAR. The documents that we have filed with the Canadian securities regulatory authorities are available on the World Wide Web at http:/ /www.sedar.com. Our Class A Subordinate Voting Stock is quoted and traded on the Nasdaq National Market and is listed on the Toronto Stock Exchange. Reports, proxy and information statements and other information concerning us can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.


==========================================================        ========================================
No dealer, salesman or other person has been
authorized to give any information or to make any
representations other than those contained in this
prospectus in connection with the offer made hereby,              MAGNA ENTERTAINMENT
and, if given or made, such information or                        CORP.
representations must not be relied upon as having
been authorized by Magna Entertainment Corp.                      $75,000,000 7 1/4%
This prospectus does not constitute an offer to sell,             CONVERTIBLE
or a solicitation of an offer to buy, the securities              SUBORDINATED NOTES
offered hereby to any person in any state or other                DUE DECEMBER 15, 2009
jurisdiction in which such offer or solicitation is               AND SHARES OF CLASS A
unlawful. Neither the delivery of this prospectus nor             SUBORDINATE VOTING
any sale made hereunder shall, under any circumstances,           STOCK ISSUABLE UPON
imply that information contained herein is correct as             THE CONVERSION OF THE
of any time subsequent to its date or that there has              NOTES
not been any change in the facts set forth in this
prospectus or in our affairs since the date hereof.

------------------

TABLE OF CONTENTS                                   Page


OUR COMPANY.........................................2
THE OFFERING........................................2
RISK FACTORS........................................3             PROSPECTUS
FORWARD-LOOKING STATEMENTS.........................19
DIVIDEND POLICY....................................19             ________
EARNINGS RATIOS....................................19
SELLING SECURITYHOLDERS............................20
DESCRIPTION OF THE NOTES...........................22
DESCRIPTION OF CAPITAL STOCK.......................36             ______________, 2003
CORPORATE CONSTITUTION.............................40
CERTAIN UNITED STATES FEDERAL
      INCOME TAX
      CONSIDERATIONS...............................42
USE OF PROCEEDS....................................46
PLAN OF DISTRIBUTION...............................46
INCORPORATION BY REFERENCE.........................49
LEGAL MATTERS......................................49
EXPERTS............................................49
ADDITIONAL INFORMATION.............................50


==========================================================        ========================================




PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution*

         The following table sets forth the costs and expenses payable by us in connection with the registration for resale of the 7 1/4% Convertible Subordinated Notes due December 15, 2009 and the shares of our Class A Subordinate Voting Stock issuable upon the conversion of the notes.

Registration fees....................................  $6,900
Accounting fees and expenses.........................  $7,500
Legal fees and expenses.............................. $25,000
Miscellaneous........................................  $2,000

     TOTAL........................................... $41,400

* All amounts are estimated except for the registration fees.

Item 15.  Indemnification of Directors and Officers

         As permitted by Section 145 of the Delaware General Corporation Law, our by-laws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was or has agreed to become one of our directors, officers, employees or agents, or has agreed to serve at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our indemnification obligation extends to costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person or on his or her behalf in connection with such an action, suit or proceeding and any appeal therefrom, if any such person acted in good faith in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation also provides that, to the extent permitted by law, our directors will have no liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our officers and directors and the officers and directors of our subsidiaries are covered by liability insurance, subject to a deductible for executive indemnification. The policy does not provide coverage for losses arising from the violation of, or the enforcement of, environmental laws and regulations.

Item 16.  Exhibits

Exhibit No.      Description of Document
-----------      -----------------------


4.1*             Indenture dated as of December 2, 2002, between Magna
                 Entertainment  Corp. and The Bank of New York, as trustee, including the form of 7 1/4% Convertible Subordinated Notes due December 15, 2009
5.1*             Opinion of Sidley Austin Brown & Wood LLP
12.1             Statement re: Computation of Ratio of Earnings to Fixed
                 Charges
23.1             Consent of Ernst & Young LLP in respect of the Audited
                 Consolidated Financial Statements of Magna Entertainment Corp.
23.2*            Consent of Sidley Austin Brown & Wood LLP
24.1*            Power of Attorney

* Previously filed.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such Post-Effective Amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a Post-Effective Amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Magna Entertainment Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Ontario, Canada, on the 27 day of March, 2003.


                                     MAGNA ENTERTAINMENT CORP.



                                     By:  /s/ Jim McAlpine
                                          --------------------------------
                                          Jim McAlpine
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement (File No. 333-102889) has been signed below by the following persons in the capacities and dates indicated.

Signature                                            Title
---------                                            -----


                                                     President and Chief Executive Officer and
                             *                       Director (Principal Executive Officer)
---------------------------------------------
Jim McAlpine


                                                     Executive Vice-President and Chief
                             *                       Financial Officer (Principal Financial Officer)
---------------------------------------------
Graham J. Orr


                                                     Vice-President and Controller (Principal
                             *                       Accounting Officer)
---------------------------------------------
Douglas R. Tatters


                                                     Director
                             *
---------------------------------------------
Jerry D. Campbell

                             *                       Director
---------------------------------------------
William G. Davis

                                                     Director
---------------------------------------------
Peter M. George



                                    III-1

                             *                       Director
---------------------------------------------
Louis E. Lataif

                             *                       Director
---------------------------------------------
F. Jack Liebau

                             *                       Director
---------------------------------------------
Edward C. Lumley

                             *                       Director
---------------------------------------------
William J. Menear

                                                     Director
---------------------------------------------
Gino Roncelli

                                                     Chairman and Director
---------------------------------------------
Frank Stronach


* The undersigned, by signing his name hereto, does hereby sign this Amendment No. 1 on behalf of each of the persons indicated above pursuant to the powers of attorney filed as Exhibit 24.1 of the registration statement on Form S-3 (File No. 333-102889) filed on January 31, 2003.

March 27, 2003

By: /s/ Gary M. Cohn
    -----------------------
Name:  Gary M. Cohn
Title: Attorney-in-fact




                                    III-2

                                 EXHIBIT INDEX

Exhibit No.      Description of Document
-----------      -----------------------


4.1*             Indenture dated as of December 2, 2002, between Magna
                 Entertainment Corp. and The Bank of New York, as trustee,
                 including the form of 7 1/4% Convertible Subordinated Notes due December 15, 2009
5.1*             Opinion of Sidley Austin Brown & Wood LLP
12.1             Statement re: Computation of Ratio of Earnings to Fixed
                 Charges
23.1             Consent of Ernst & Young LLP in respect of the Audited
                 Consolidated Financial Statements of Magna Entertainment Corp.
23.2*            Consent of Sidley Austin Brown & Wood LLP
24.1*            Power of Attorney

* Previously filed.




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